Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.4

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

SAMSUNG BIOEPIS CO., LTD.

and

MERCK SHARP & DOHME CORP.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Development and Commercialization Agreement (this “Agreement”) is effective as of February 18, 2013 (the “Effective Date”), and is entered into by and between SAMSUNG BIOEPIS CO., LTD., a corporation organized and existing under the laws of the Republic of Korea (“Samsung”) and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of the State of New Jersey, USA (“Merck”).

RECITALS:

WHEREAS, Samsung is developing the Compounds and the Products (each as hereinafter defined); and

WHEREAS, Samsung is seeking a commercialization partner for the Compounds, and Merck desires to be such commercialization partner, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Samsung and Merck hereby agree as follows:

ARTICLE 1 DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“Act” shall mean the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.2

“Affiliate” shall mean (i) any corporation or business entity (A) of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Samsung or (B) which, now or hereafter, is controlled directly or indirectly by Merck or Samsung; or (ii) any corporation or business entity (A) which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Samsung or (B) which, now or hereafter, directly or indirectly controls Merck or Samsung; or (iii) any corporation or business entity (A) of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii) or (B) which, now or hereafter, is controlled directly or indirectly by a corporation or business entity described in (i) or (ii). For the purpose of this Section 1.2 and Section 1.13, the term “control” shall mean the power and ability to direct the management and policies of the controlled corporation or business entity, whether directly or indirectly through one or more intermediaries, through ownership of voting securities or other ownership interests of the controlled corporation or business entity or by contract or otherwise, and the terms “controlled” and “controlling” shall be construed accordingly. Notwithstanding anything to the contrary contained in this Agreement, neither Biogen Idec Therapeutics Inc. nor any of its Affiliates (as defined in the Joint Venture Agreement dated December 6, 2011 between Samsung BioLogics

Co., Ltd. and Biogen Idec Therapeutics Inc.) shall be deemed to be an Affiliate of Samsung unless and until Biogen Idec Therapeutics Inc. and/or any of its Affiliates (as defined in the Joint Venture Agreement referred to above), directly or indirectly, collectively own, control or hold fifty percent (50%) or more of the total issued and outstanding voting securities or other ownership interests of Samsung, in which event whether Biogen Idec Therapeutics Inc. or any of its Affiliates (as defined in the Joint Venture Agreement referred to above) is an Affiliate of Samsung for purposes of this Agreement shall be determined in accordance with the foregoing definition of “Affiliate.”

1.3	“Agreement” shall have the meaning given such term in the preamble to this document.

1.4

“Biosimilar” shall mean any biological product: (i) characterized by the same amino acid sequence and similar post-translational modifications as an approved reference product; (ii) for which any differences between it and its reference product do not result in any clinically meaningful differences in its safety, purity or potency as compared to such reference product; and (iii) for which regulatory approval is expected to be sought or obtained based on the prior knowledge of such reference product under an abbreviated regulatory testing and/or filing scheme in the United States or the European Union.

1.5

“BLA” shall mean a Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 351 of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological product in that country or in that group of countries.

1.6	“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in New York, New York or Seoul, Korea.

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9

“Change of Control” shall mean with respect to a Party: (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; or (ii) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation.

1.10

“Clone” shall mean either (as the context requires): (i) a BLA for a Product submitted to a Regulatory Authority in the European Union by Merck which is a duplicate of the BLA for such Product submitted to such Regulatory Authority by Samsung; or (ii) the Marketing Authorization received by Merck in the European Union in connection with such a duplicate BLA.

1.11	“Commercialize” shall mean to promote, market, distribute, sell and provide product support for a Product, and “Commercializing” and “Commercialization” shall have correlative meanings.

1.12

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, good faith efforts to accomplish such objective as a similarly situated (with respect to size, stage of development of products, and assets) pharmaceutical company would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Development and Commercialization of a Compound and/or a Product by a Party, such efforts shall be substantially equivalent to the level of efforts and resources normally devoted by a similarly situated (with respect to size, stage of development of products, and assets) pharmaceutical company to a product or compound which is owned by it or to which it has rights, which is of similar market potential, profit potential or strategic value and at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, approved labeling, product profile, proprietary position, then-current competitive environment for such product or compound and likely timing of the product’s entry into the market, regulatory environment and status of the product, profitability of the product, and other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

1.13

“Competing Pharma Change of Control” shall mean a Change of Control in which a company or group of companies acting in concert (other than the Parties and their respective Affiliates) (a) for which the collective worldwide sales of ethical pharmaceutical products in the Calendar Year that preceded the Change of Control were [* * *] United States dollars (US$[* * *]) or more, or (b) which has a research, development or commercialization program for a product which would compete with a Product, is the acquirer (by asset or business purchase) or becomes the controlling equity holder of the surviving entity (as a result of a merger, consolidation or reorganization), as the case may be, as part of or as a result of such Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event that Biogen Idec Therapeutics Inc. or any of its Affiliates (as defined in the Joint Venture Agreement dated December 6, 2011 between Samsung BioLogics Co., Ltd. and Biogen Idec Therapeutics Inc.) comes to collectively own, control or hold fifty percent (50%) or more of the total issued and outstanding voting securities or other ownership interests of Samsung, whether directly or indirectly (the “Biogen Change of Control of Samsung”), and at such time Biogen Idec Therapeutics Inc. and/or any of such Affiliates (individually or collectively) meet the criteria set forth in (a) or (b) hereinabove, the Biogen Change of Control of Samsung shall constitute a Competing Pharma Change of Control.

1.14	“Compound” shall mean any and all of the following, as well as such other Biosimilars as the Parties mutually agree in writing to add to this Agreement:

1.14.1	Adalimumab/Humira Biosimilar;

1.14.2	Bevacizumab/Avastin Biosimilar;

1.14.3	Cetuximab/Erbitux Biosimilar;

1.14.4	Infliximab/Remicade Biosimilar; and

1.14.5	Trastuzumab/Herceptin Biosimilar.

1.15

“Control”, “Controls” or “Controlled by” shall mean, with respect to any item of or right under Merck Know-How, Merck Patent Rights, Samsung Know-How or Samsung Patent Rights, the possession by a Party (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

1.16

“current Good Manufacturing Practices” or “cGMPs” shall mean the applicable then-current standards for conducting manufacturing activities for pharmaceutical or biological products (and/or active pharmaceutical ingredients) as are required by any applicable Regulatory Authority in the Territory.

1.17

“Develop” shall mean to research, develop, analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound and/or a Product, as well as any and all activities pertaining to analytical development, manufacturing process development and formulation development and all other activities related to securing or maintaining Marketing Authorization for a Product. “Developing” and “Development” shall have correlative meanings.

1.18	“EMA” shall mean the European Medicines Agency and any successor Regulatory Authority having substantially the same function.

1.19	“FDA” shall mean the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.20	“Filing” of a BLA shall mean the acceptance by a Regulatory Authority of a BLA for filing.

1.21

“Good Clinical Practices” or “GCPs” shall mean the applicable then-current standards for clinical trials for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good clinical practice as are required by any Regulatory Authority in the Territory.

1.22

“Good Laboratory Practices” or “GLPs” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.23

“Indication” shall mean a separate and distinct disease or medical condition in humans which a Product that is in clinical trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization.

1.24

“Information” shall mean any and all Development, scientific, pre-clinical, clinical, regulatory, Manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.25

“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of activities under this Agreement.

1.26	“JSC” shall mean the joint steering committee established to oversee and review the Development and Commercialization of Products, as more fully described in Section 3.4.

1.27

“Launch” shall mean, with respect to a Product in a Region, the first sale in such Region by Merck or its Related Parties to a Third Party for end use or consumption of such Product after receipt of the applicable Marketing Authorization for such Product in such Region, excluding, however, any sale or other distribution (in each case, without receipt of any consideration for the Product sold or distributed, other than nominal consideration received in accordance with prevailing market practice) for test marketing, sampling or promotional uses, use in a clinical trial or compassionate or similar uses.

1.28

“Liability” shall mean any and all claims, suits, losses, liabilities, damages, costs, fees and expenses, including reasonable attorneys’ fees and expenses of litigation incurred in connection therewith.

1.29

“Manufacture” or “Manufacturing” shall mean, with respect to a Compound or Product, the receipt, handling and storage of active pharmaceutical ingredients and other materials, the manufacturing, processing, packaging and labeling (excluding the development of packaging and labeling components for Marketing Authorization), holding (including storage), quality assurance and quality control testing (including release) of such Compound or Product.

1.30

“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation all applicable pricing and governmental reimbursement approvals needed to obtain reimbursement in connection with the sale of Product, even if not legally required to sell Product in a country).

1.31	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.32

“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, developed or invented in connection with activities under this Agreement solely by employee(s) of Merck and/or its Affiliates and/or a Third Party acting on behalf of Merck and/or its Affiliates.

1.33

“Merck Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the Term: (i) are owned or Controlled by Merck or any of its Affiliates; (ii) are not generally known; and (iii) are reasonably necessary to Samsung in the Development or Manufacturing of any Compound or Product; excluding, however, any Samsung Information and Inventions and other Samsung Know-How. For the avoidance of doubt, such information and materials shall be Merck Know-How only for so long as they meet all of the requirements set forth in clauses (i), (ii) and (iii) above.

1.34

“Merck Patent Rights” shall mean Patent Rights which during the Term are owned or Controlled by Merck or any of its Affiliates, which (i) claim or cover any Compound and/or Product or (ii) claim or cover Merck Information and Inventions. For the avoidance of doubt, such Patent Rights shall be Merck Patent Rights only for so long as they are owned or Controlled by Merck or any of its Affiliates and claim or cover any Compound and/or Product or claim or cover Merck Information and Inventions.

1.35

“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

1.35.1	trade and quantity discounts other than early payment cash discounts, which are actually made or granted;

1.35.2	returns, rebates, chargebacks and other allowances, which are actually made or granted;

1.35.3	retroactive price reductions that are actually made or granted;

1.35.4	deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities, which are actually made or granted; and

1.35.5

a fixed amount equal to [* * *] of the amount invoiced (not including value added taxes, sales taxes, or similar taxes) to cover bad debt, early payment cash discounts, transportation and insurance and custom duties.

1.36	“Party” shall mean Merck or Samsung, individually, and “Parties” shall mean Merck and Samsung, collectively.

1.37

“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.38

“Phase I Clinical Trial” shall mean a human clinical trial of Product conducted in accordance with Good Clinical Practices in healthy volunteers and/or patients in any country, including the evaluation of similarity in pharmacokinetic profile of the Product versus the approved reference product in a head-to-head comparison.

1.39	“Presentation” shall mean the particular filled and finished form of a Product (e.g., single use vial, syringe, autoinjector).

1.40

“Product” shall mean any pharmaceutical preparation in final form that is comprised of, incorporates or contains any Compound (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a clinical trial.

1.41

“Product Criteria” shall mean the criteria with respect to Indications, Presentations, dosage strengths and timing for receipt of Marketing Authorization set forth with respect to each Product on Schedule 1.41.

1.42

“Region” shall mean each of (i) the European Union, as a whole, (ii) the USA and its territories and possessions, as a whole and (iii) the remainder of the Territory excluding the European Union and the USA and its territories and possessions (collectively, the “ROW Region”).

1.43

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory.

1.44	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

1.45

“Required M.A. Timing in EU” shall mean, with respect to each Product, the timing set forth with respect to such Product in the column headed “Required Marketing Authorization Timing in EU” on Schedule 1.41.

1.46

“Required M.A. Timing in USA” shall mean, with respect to each Product, the timing set forth with respect to such Product in the column headed “Required Marketing Authorization Timing in USA” on Schedule 1.41.

1.47	“Requirements” means all quantities of the Product that shall be required by Merck for distribution, marketing and sale of the Product in the Territory.

1.48	“Samsung” shall have the meaning given such term in the preamble to this Agreement.

1.49

“Samsung Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, developed or invented in connection with activities under this Agreement solely by employee(s) of Samsung and/or its Affiliates and/or a Third Party acting on behalf of Samsung and/or its Affiliates.

1.50

“Samsung Know-How” shall mean all information and materials, including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Samsung Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the Term: (i) are owned or Controlled by Samsung or any of its Affiliates; (ii) are not generally known; and (iii) are reasonably necessary or useful to Merck in connection with the Commercialization of any Compound or Product in the Territory; excluding, however, any Merck Information and Inventions and other Merck Know-How. For the avoidance of doubt, such information and materials shall be Samsung Know-How only for so long as they meet all of the requirements set forth in clauses (i), (ii) and (iii) above.

1.51

“Samsung Patent Rights” shall mean Patent Rights which during the Term are owned or Controlled by Samsung or any of its Affiliates, including, but not limited to, those listed on Schedule 1.51, which: (i) claim or cover any Compound and/or Product; or (ii) claim or cover Samsung Information and Inventions. For the avoidance of doubt, such Patent Rights shall be Samsung Patent Rights only for so long as they are owned or Controlled by Samsung or any of its Affiliates and claim or cover any Compound and/or Product or claim or cover Samsung Information and Inventions.

1.52	“Specifications” shall mean the specifications for Compound(s) and Product(s) agreed between the Parties.

1.53

“Supply Price” of each unit of a Product in a particular Presentation supplied by Samsung to Merck for sale in a Region shall mean the Target Supply Price determined under the Supply Price True-up Mechanism for such Product in such Presentation in such Region.

1.54

“Supply Price True-up Mechanism” shall mean the mechanism set forth in Schedule 1.54 for the setting of the Supply Price for each Product in each of its Presentations in each Region, and the adjustment of the Supply Price for each Product in each of its Presentations in each Region, on a Calendar Year basis.

1.55

“Term” shall mean the period commencing upon the Effective Date and continuing until the expiration and/or termination of this Agreement with respect to all of the Products in all Regions pursuant to Section 10.1, 10.2, 10.3, 10.4 and/or 10.5.

1.56	“Territory” shall mean the following:

1.56.1

With respect to (i) Bevacizumab/Avastin Biosimilar, (ii) Cetuximab/Erbitux Biosimilar and (iii) Trastuzumab/Herceptin Biosimilar, all of the countries in the world, and their territories and possessions; and

1.56.2

With respect to (i) Adalimumab/Humira Biosimilar and (ii) Infliximab/Remicade Biosimilar, all of the countries in the world, and their territories and possessions, excluding, however, the countries, territories and possessions set forth on Schedule 1.56A; provided that the countries, territories and possessions set forth on Schedule 1.56B shall be part of the Territory with respect to Adalimumab/Humira Biosimilar and Infliximab/Remicade Biosimilar commencing on July 1, 2014.

1.57	“Third Party” shall mean an entity other than Merck and its Related Parties, and Samsung and its Affiliates.

1.58	“Trademarks” shall mean any trademark (including but not limited to word marks, logos, slogans, domain names, and the like) under which Compounds or Products are Commercialized under this Agreement.

ARTICLE 2 DEVELOPMENT OF COMPOUNDS AND PRODUCTS

2.1

General. Samsung shall use Commercially Reasonable Efforts to carry out the Development of Compounds and Products. Samsung shall be entitled to utilize the services of Third Parties to perform its Development activities; however, Samsung shall remain at all times fully liable for its responsibilities under this Agreement.

2.2	Records and Reports.

2.2.1

Records. Samsung shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the Development of Compounds and Products by Samsung.

2.2.2

Semi-Annual Reports. No later than two (2) weeks prior to each regular semi-annual meeting of the JSC held during the Term pursuant to Section 3.4.2, Samsung shall provide to Merck a written progress report in English which shall describe the work performed to date on the Development and Manufacturing of Compounds and Products and provide such other information as may be reasonably requested by Merck relating to the Development and Manufacturing of Compounds and Products.

2.3	Information and Inventions. The entire right, title and interest in:

2.3.1	Samsung Information and Inventions shall be owned solely by Samsung; and

2.3.2	Merck Information and Inventions shall be owned solely by Merck.

2.4

Exclusive Efforts. Throughout the Term, except for (i) the existing licensing, technical development services and manufacturing arrangements (as amended by the parties to such arrangements in good faith from time to time, with any significant amendments to be notified to Merck) under (A) the License Agreement dated February 29, 2012 between Biogen Idec Therapeutics Inc. and Samsung (the “Biogen License Agreement”), (B) the Technical Development Services Agreement dated February 29, 2012 between Samsung and Biogen Idec Therapeutics Inc., (C) the Manufacturing Agreement dated February 29, 2012 between Samsung and Biogen Idec MA Inc. (and any quality agreement, quality control testing services agreement and/or similar agreement entered into or to be entered into in relation thereto; collectively, the “Biogen Manufacturing Agreement”) and (D) the Manufacturing Agreement dated February 29, 2012 between Samsung and Samsung BioLogics Co., Ltd. (and any quality agreement, quality control testing services agreement and/or similar agreement entered into or to be entered into in relation thereto; collectively, the “Samsung Manufacturing Agreement”) and (ii) other contract manufacturing activities of Samsung BioLogics Co., Ltd. involving one or more Compounds and/or Products, Samsung shall not, and shall cause each of its Affiliates not to, Develop or Manufacture any Compound or Product for the Territory for or with any party other than Merck, or Commercialize any Compound or Product in the Territory for itself or for or with any party other than Merck. Likewise, throughout the Term, Merck shall not, and shall cause each of its Affiliates not to, Develop or Manufacture any Compound or Product for the Territory for itself or for or with any party other than Samsung, or Commercialize any Compound or Product in the Territory for or with any party other than Samsung.

2.5	Compliance with Law and Ethical Business Practices.

2.5.1

Samsung shall conduct its Development and Manufacturing activities in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices, Good Clinical Practices and current Good Manufacturing Practices. Samsung shall notify Merck in writing of any material deviations from applicable regulatory or legal requirements that could reasonably be expected to impact Merck. Samsung hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any activities under this Agreement. Samsung shall promptly notify Merck in writing if any such debarment comes to its attention, and shall promptly remove any person or entity so debarred from performing any Development or Manufacturing activity.

2.5.2

Samsung acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law, and that Merck endeavors to hold itself and its business partners to the highest ethical and compliance standards, including basic human rights, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner. By signing this Agreement, Samsung agrees to conduct its Development and Manufacturing activities hereunder in a manner which is consistent with both applicable law (including without limitation the U.S. Foreign Corrupt Practices Act, to the extent applicable to such activities) and good business ethics and generally in accordance with Merck’s Code of Conduct (the current version of which is set forth at http://www.merck.com/about/how-we-operate/code-of-conduct/values.html).

2.5.3

Samsung acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Samsung or its agents to any Third Party in violation of the terms of this Section 2.5 or any other provisions of this Agreement.

2.5.4

Samsung shall indemnify and hold Merck and its Affiliates harmless from and against any and all Liabilities that may arise by reason of the acts or omissions of Samsung or its agents or other Third Parties acting on Samsung’s behalf which would constitute a violation of this Section 2.5.

2.6

Animal Research. If animals are used in research hereunder, Samsung shall comply with the Animal Welfare Act (to the extent applicable to such research by Samsung) or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Samsung to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Development, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

ARTICLE 2A COMMERCIALIZATION OF COMPOUNDS AND PRODUCTS

2A.1

General. Merck shall use Commercially Reasonable Efforts to carry out the Commercialization of Compounds and Products in the Territory in accordance with an initial Commercialization plan to be prepared by Merck and provided to the JSC within [* * *] months after the Effective Date, as updated, supplemented and amended by Merck from time to time and notified to the JSC (the “Commercialization Plan”). Merck shall be entitled to utilize the services of Third Parties to perform its Commercialization activities; however, Merck shall remain at all times fully liable for its responsibilities under this Agreement.

2A.2

Annual Reports. Within sixty (60) calendar days following the end of each Calendar Year during the Term, Merck shall provide to Samsung a written progress report in English which shall describe the work performed to date on the Commercialization of Compounds and Products and provide such other information as may be reasonably requested by Samsung relating to the Commercialization of Compounds or Products, including, without limitation, information on prices charged by Merck and/or its Related Parties to Third Parties, and other material pricing terms, for each Product in each of its Presentations on a country-by-country basis.

2A.3	Compliance with Law and Ethical Business Practices.

2A.3.1

Merck shall conduct its Commercialization activities (including, without limitation, the preparation of any promotional materials for Product) in accordance with (i) all applicable laws, rules and regulations, (ii) all applicable industry codes and standards and (iii) the Commercialization Plan in effect from time to time. Merck shall notify Samsung in writing of any material deviations from applicable regulatory or legal requirements that could reasonably be expected to impact Samsung. Merck hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any activities under this Agreement. Merck shall promptly notify Samsung in writing if any such debarment comes to its attention, and shall promptly remove any person or entity so debarred from performing any Commercialization activity.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2A.3.2

By signing this Agreement, Merck agrees to conduct its Commercialization activities hereunder in a manner that is consistent with both applicable law (including, without limitation, the U.S. Foreign Corrupt Practices Act, to the extent applicable to such activities) and good business ethics and in accordance with Merck’s Code of Conduct (the current version of which is set forth at http://www.merck.com/about/how-we-operate/code-of-conduct/values.html).

2A.3.3

Merck acknowledges that no employee of Samsung or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Merck or its agents to any Third Party in violation of the terms of this Section 2A.3 or any other provisions of this Agreement.

2A.3.4

Merck shall indemnify and hold Samsung and its Affiliates harmless from and against any and all Liabilities that may arise by reason of the acts or omissions of Merck or its agents or other Third Parties acting on Merck’s behalf which would constitute a violation of this Section 2A.3.

ARTICLE 3 LICENSE; JOINT STEERING COMMITTEE; DEVELOPMENT; COMMERCIALIZATION

3.1	License Grant.

3.1.1

Samsung hereby grants to Merck an exclusive (even as to Samsung), non-transferable license in the Territory under Samsung Patent Rights and Samsung Know-How, with the right to grant and authorize sublicenses, solely (a) to Commercialize any and all Compounds and Products in the Territory, and (b) to use, import and export any and all Compounds and Products for purposes of Commercialization in the Territory; provided, however, that with respect to Samsung Patent Rights and Samsung Know-How Controlled by Samsung or any of its Affiliates by way of a license or sublicense from a third party, the foregoing license granted to Merck pursuant to this Section 3.1.1 shall be subject to the terms of such license or sublicense.

3.1.2	Samsung shall retain the exclusive right to Develop and (subject to Section 6.1) Manufacture any and all Compounds and Products.

3.1.3

Merck hereby grants to Samsung an exclusive (even as to Merck), non-transferable, royalty-free license in the Territory under Merck Patent Rights and Merck Know-How, with the right to grant and authorize sublicenses to any of its Affiliates and/or to Biogen Idec MA Inc. and/or any of its Affiliates (as defined in the Biogen Manufacturing Agreement) that Manufacture any Compound or Product for or on behalf of Samsung pursuant to the Biogen Manufacturing Agreement and/or, with Merck’s written consent (which consent shall not be unreasonably withheld or delayed), to Third Parties that Manufacture any Compound or Product for or on behalf of Samsung, solely to Develop and Manufacture any and all Compounds and Products for Commercialization by Merck in the Territory; provided, however, that with respect to Merck Patent Rights and Merck Know-How Controlled by Merck or any of its Affiliates by way of a license or sublicense from a third party, the foregoing license granted to Samsung pursuant to this Section 3.1.3 shall be subject to the terms of such license or sublicense. For the avoidance of doubt, notwithstanding the royalty-free license granted to Samsung pursuant to this Section 3.1.3, royalties, license fees and other similar fees incurred or paid by Merck to any Third Party that constitute an element of “Merck Costs” under Schedule 1.54 shall be shared and borne by Merck and Samsung through the Supply Price True-up Mechanism as set forth in Schedule 1.54.

3.1.4

Merck shall retain the exclusive right to Commercialize any and all Compounds and Products in the Territory. The Parties acknowledge that Merck and its Affiliates may authorize sublicensees, and shall engage distributors, in each case in accordance with Merck’s and its Affiliates’ general practice, to Commercialize the Products in the Territory. Merck shall not, either itself or through or together with any of its Related Parties, engage in or carry out any Commercialization activities outside of the Territory with respect to any Compound or Product Developed and/or Manufactured by, for or on behalf of Samsung.

3.1.5

If and only if the Parties mutually agree to Develop a Compound originating from Merck, Merck shall grant to Samsung an exclusive (even as to Merck), non-transferable license in the Territory under Merck Patent Rights and Merck Know-How, with the right to grant and authorize sublicenses, to Develop such Compound and Product containing such Compound, and to Manufacture such Compound and Product containing such Compound to the extent mutually agreed by the Parties and upon the terms and conditions set forth in a separate supply agreement entered into by the Parties. In such event, the Parties shall negotiate in good faith to enter into, concurrently with the execution of such supply agreement, an addendum to this Agreement that addresses the rights and obligations of the Parties in respect of any Information, Inventions or Patent Rights that may be developed, conceived, made, reduced to practice or obtained from or based on such Compound or any Product containing such Compound.

3.1.6

It is understood and agreed by the Parties that, notwithstanding any other provision of this Agreement, no licenses or rights will be granted and no Information or assistance will be provided by Merck to Samsung inside or outside of the Territory, or by Samsung to Merck for or in respect of any country or region outside of the Territory, with respect to Adalimumab/Humira Biosimilar or Infliximab/Remicade Biosimilar; provided, however, that with respect to Adalimumab/Humira Biosimilar and Infliximab/Remicade Biosimilar, Merck shall (i) provide Information and assistance to Samsung for or in respect of the Territory in accordance with Article 4, Sections 2A.1, 2A.2, 2A.3.1, 3.4.2, 3.9, 5.4, 6.3, 6.4, 6.9, 6.12, 6.14, 7.3, 8.7, 9.1, 9.2, 9.3 and 11.1 and Schedule 1.54, (ii) grant licenses to Samsung in respect of, and assign to Samsung all rights, title and interests in and to, relevant Trademarks, promotional materials and other works in accordance with Section 3.7, and (iii) provide Information and assistance to an independent certified public accounting firm selected by Samsung for audit and verification purposes in accordance with Section 7.2.

3.2	Non-Exclusive License Grant.

3.2.1

In the event that the Commercialization of a Compound or Product in the Territory, or the use, import or export of a Compound or Product for purposes of Commercialization in the Territory, by Merck or its Related Parties would infringe during the Term a claim of issued letters patent which Samsung or any of its Affiliates owns or has the right to license and which patents are not covered by the grant in Section 3.1, Samsung hereby grants to Merck, to the extent Samsung or such Affiliate is legally able to do so, a non-exclusive, non-transferable, sublicensable license under such issued letters patent solely for Merck and its Related Parties to Commercialize any and all Compounds and Products in the Territory, and to use, import and export any and all Compounds and Products for purposes of Commercialization in the Territory.

3.2.2

In the event that the Development or Manufacture of a Compound or Product for the Territory by Samsung or any of its Affiliates and/or Third Parties that Manufacture any Compound or Product for or on behalf of Samsung would infringe during the Term a claim of issued letters patent which Merck or any of its Affiliates owns or has the right to license and which patents are not covered by the grant in Section 3.1, Merck hereby grants to Samsung, to the extent Merck or such Affiliate is legally able to do so, a non-exclusive, non-transferable, sublicensable (only to the Affiliates of Samsung and/or to Biogen Idec MA Inc. and/or any of its Affiliates (as defined in the Biogen Manufacturing Agreement) that Manufacture any Compound or Product for or on behalf of Samsung pursuant to the Biogen Manufacturing Agreement and, with Merck’s written consent (which consent shall not be unreasonably withheld or delayed), to Third Parties that Manufacture any Compound or Product for or on behalf of Samsung), royalty-free license under such issued letters patent solely for Samsung and its Affiliates to Develop and Manufacture any and all Compounds and Products for the Territory; provided, however, that (i) if any new or incremental royalty, license fee or similar fee would become payable to a Third Party as a result of a license granted to Samsung under this Section 3.2.2 or (ii) if (A) Merck or any of its Affiliates has an obligation to pay a royalty, license fee or similar fee under an existing license agreement with a Third Party licensor with respect to such issued letters patent but neither Merck nor any of its Affiliates actually uses such license to engage in the licensed activities and (B) Merck or such Affiliate grants a sublicense to Samsung under such Third Party license pursuant to this Section 3.2.2, such new or incremental royalty, license fee or similar fee (in the case of clause (i) above) or such royalty, license fee or similar fee that is payable by Merck or such Affiliate to the Third Party licensor in respect of the period after such sublicense is granted to Samsung (in the case of clause (ii) above) shall be borne by Samsung; provided further that in the case of clause (ii) above, if Merck or any of its Affiliates engages in any of the licensed activities after such sublicense is granted to Samsung, the foregoing royalty, license fee or similar fee payable to the Third Party licensor shall be allocated and shared between Merck and Samsung based on the method of calculating such royalty, license fee or similar fee specified in the underlying license agreement with the Third Party licensor, or in the absence of such contractual calculation method, on an equitable basis. For the avoidance of doubt, notwithstanding the royalty-free license granted to Samsung pursuant to this Section 3.2.2, royalties, license fees and other similar fees incurred or paid by Merck to any Third Party that constitute an element of “Merck Costs” under Schedule 1.54 shall be shared and borne by Merck and Samsung through the Supply Price True-up Mechanism as set forth in Schedule 1.54.

3.3

No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

3.4

Joint Steering Committee. As soon as reasonably practicable following the Effective Date, the Parties shall establish a committee to facilitate communications between the Parties and oversee and review the Development, Manufacturing and Commercialization of Compounds and Products, as follows:

3.4.1

Composition of the Joint Steering Committee. The Development, Manufacturing and Commercialization of Compounds and Products shall be overseen by a joint steering committee (the “JSC”) comprised of three (3) representatives of Merck and three (3) representatives of Samsung. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge and ongoing familiarity with the Products. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The position of chair of the JSC shall alternate each Calendar Year between a representative of Merck and a representative of Samsung. For the first Calendar Year during the Term, the JSC shall be chaired by a representative of Samsung. The JSC shall not have decision-making authority, and shall act only as a consultative body. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

3.4.2

Meetings. The JSC shall have two (2) regular semi-annual meetings in each Calendar Year, unless otherwise mutually agreed by the Parties in writing, with the location for such meetings alternating between Samsung and Merck facilities (or such other location as may be determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment. The JSC shall confer regarding the status of the Development, Manufacturing and Commercialization of Compounds and Products and shall review and advise on any issues relating to the Development, Manufacturing or Commercialization of Compounds or Products or this Agreement which may be referred to the JSC. In particular, the JSC shall confer regarding the progress and details of the device development program for the Adalimumab/Humira Biosimilar and discuss potential benefits to be achieved over the devices for the reference product. In addition to the semi-annual meetings referred to above, the JSC shall meet to review the results of any Phase I Clinical Trial of Product. The JSC shall also review and discuss any updates, supplements or amendments to the Commercialization Plan. Samsung shall submit to the JSC for review and discussion such information, data and materials relating to the Development or Manufacturing of Compounds or Products hereunder as may be reasonably requested by any Merck representative to the JSC, and Merck shall submit to the JSC for review and discussion such information, data and materials relating to the Commercialization of Compounds or Products hereunder as may be reasonably requested by any Samsung representative to the JSC.

3.5

Development and Manufacture. Samsung shall have sole responsibility for the Development of Compounds and Products, the Manufacturing of Compounds and Products, and all regulatory activities relating to the Development or Manufacturing of Compounds and Products, throughout the Territory. Samsung shall use Commercially Reasonable Efforts, at its own expense, to Develop and Manufacture each Product. As reasonably requested by Samsung, Merck shall provide clinical and/or regulatory input to Samsung with respect to Compound(s) or Product(s). Throughout the Territory, Samsung shall be the holder of the Marketing Authorizations for the Products; provided, however, that Merck shall be the holder of a Clone of Samsung’s Marketing Authorizations for the Products in the European Union (where applicable).

3.6

Commercialization. Merck shall have sole responsibility for the Commercialization of Compounds and Products, and all regulatory activities relating to the Commercialization of Compounds and Products, throughout the Territory. Merck shall use Commercially Reasonable Efforts, at its own expense, to Commercialize each Product throughout the Territory. In connection with the Commercialization of Compounds and Products hereunder, Merck hereby undertakes to perform and comply with the following:

3.6.1

Ensure that each Product is sold by Merck and its Related Parties to a Third Party at a reasonable arm’s length price in each Region, and without limiting the generality of the foregoing, that the sale of a Product to a Third Party is not made by Merck or any of its Related Parties at a lower than arm’s length price for the purpose of obtaining a more favorable price or more favorable terms for another product sold by Merck or any of its Related Parties to a Third Party;

3.6.2	Maintain records and establish procedures necessary to ensure compliance with Section 2A.3.1 hereof;

3.6.3

Direct the sublicensees, distributors and sales representatives of Merck and its Affiliates and those Commercializing Product on Merck’s or its Affiliate’s behalf (collectively, “Sales Representatives”) to conduct their activities regarding the Products in a manner that is consistent with the applicable Product labeling and accompanying inserts, the applicable promotional materials and all applicable laws, rules and regulations;

3.6.4

Ensure that the Sales Representatives in each country or Region (as applicable) in the Territory are properly trained with respect to any applicable: (a) regulatory guidance for industry-supported scientific and educational activities; (b) professional code on interactions with healthcare professionals; (c) standards for commercial support of continuing medical education; (d) industry guidelines on gifts to physicians; and (e) federal, state and local laws, rules and regulations governing their Commercialization activities regarding the Products; and

3.6.5

Establish appropriate internal systems, policies and procedures for the monitoring of the Sales Representatives with the goal of ensuring that the Sales Representatives conduct their Commercialization activities regarding the Products in compliance with all applicable laws, rules and regulations, all industry codes and standards applicable to such Sales Representatives, and Merck’s Code of Conduct.

3.7

Trademarks. The Trademarks under which the Products are Commercialized shall be created, developed, selected and approved by Merck. Merck shall be responsible for filing, prosecuting, registering, maintaining and protecting the Trademarks in all countries in the Territory at its own expense. Samsung recognizes that the Trademarks are trademarks of Merck and that Samsung has no right or interest in the Trademarks other than those rights explicitly granted in this Agreement. Merck shall own all copyright in any promotional materials or other works created in support of the Commercialization of the Products. Notwithstanding the foregoing, (i) upon the expiration or termination of this Agreement with respect to a Product in less than all of its Presentations and/or in less than all Regions, Merck shall promptly grant to Samsung an exclusive (even as to Merck), non-transferable, royalty-free license, with the right to grant and authorize sublicenses, to use, solely for and in support of the Commercialization of such Product in such Presentation(s) and in such Region(s) for which this Agreement has expired or been terminated, (a) the Trademarks for such Product registered or used in such Region(s) and (b) all promotional materials and other works created by, for or on behalf of, or used by, Merck or its Related Parties in support of the Commercialization of such Product in such Region(s) (which license shall remain in effect until all of Merck’s rights, title and interests in and to such Trademarks, promotional materials and other works are assigned to Samsung pursuant to clause

(ii) below); and (ii) upon the expiration or termination of this Agreement with respect to a Product in all of its Presentations and in all Regions, Merck shall promptly assign to Samsung for no consideration all of its rights, title and interests in and to all such Trademarks, promotional materials and other works; provided, however, that Samsung shall bear all recordation costs and other incidental expenses associated with such license or assignment. No license or assignment granted under this Section 3.7 shall include the right to use any Merck corporate name, corporate logo or other indicia of Merck’s corporate identity.

3.8

Excused Performance. The obligations of the Parties with respect to a Product under Sections 3.5 and 3.6 are expressly conditioned upon the continuing absence of any material adverse condition or event affecting the safety or efficacy of such Product, and the obligation of Samsung to Develop and Manufacture or of Merck to Commercialize such Product shall be delayed or suspended so long as in such Party’s reasonable opinion any such material adverse condition or event exists. For the purpose of this Section 3.8, a “material adverse condition or event” shall mean, with respect to a particular Product in a particular Region, a condition or event implicating the safety or efficacy of such Product that is serious or unexpected to such a degree as to prevent Samsung from obtaining the necessary Marketing Authorization(s) for such Product in such Region, or after obtaining such Marketing Authorization(s), to prevent Samsung from maintaining the continuing validity of such Marketing Authorization(s), or with the passage of time, to require a material change in or to such Marketing Authorization(s).

3.9	Adverse Experience Reporting.

3.9.1

Within one hundred eighty (180) days after the Effective Date, the Parties shall discuss and execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”), which shall set forth the responsibilities of each Party with respect to pharmacovigilance matters relating to the Products, and which shall be amended from time to time to properly reflect the status of the marketing and sale of the Products and the relevant pharmacovigilance regulations of each Region and/or country in the Territory.

3.9.2

Samsung shall establish and maintain all necessary pharmacovigilance requirements for the Products in full compliance with all applicable laws and requirements of the Regulatory Authorities in the Territory. Merck shall establish and maintain appropriate pharmacovigilance systems to fulfill its responsibilities under the Pharmacovigilance Agreement. For the European Union, where Merck shall be the holder of a Clone of Samsung’s Marketing Authorizations for the Products, the Parties shall outline in the Pharmacovigilance Agreement their respective responsibilities for reporting in accordance with all applicable laws and requirements of the EMA.

3.9.3

Throughout the Term, Merck shall notify Samsung in English within the timelines set forth in the Pharmacovigilance Agreement of all relevant safety data, including, without limitation, any adverse experience (which term, as used in this Agreement, shall have the meaning ascribed to it in the Pharmacovigilance Agreement), which it obtains during or in connection with the performance of its obligations under this Agreement. Merck and Samsung agree that the timelines set forth in the Pharmacovigilance Agreement for the reporting of adverse experiences by Merck and Samsung shall be in accordance with all applicable regulatory requirements, which in the USA as of the Effective Date include a requirement that adverse experiences be reported within a maximum of five (5) calendar days.

3.9.4

Merck’s responsibilities for the Products shall include: (i) notifying Samsung in writing by secure e-mail or facsimile of any information concerning safety data within the timelines set forth in the Pharmacovigilance Agreement; (ii) with respect to any adverse experience report that is initially made to or received by Merck, obtaining follow-up information thereon and forwarding same to Samsung in writing by secure e-mail or facsimile within the same timelines as for the initial information; (iii) executing risk management plans established by Samsung in the Territory; (iv) executing safety signal communication activities to healthcare practitioners in the Territory; and (v) providing reasonable assistance to Samsung in making regulatory and safety contacts with, and producing and submitting post-marketing periodic safety update reports to, the Regulatory Authorities in the Territory.

3.9.5

Samsung’s responsibilities for the Products shall include: (i) receiving and processing all post-marketing spontaneous adverse experience reports that originate in the Territory with respect to the Products, which reports shall be processed in accordance with Samsung’s Standard Operating Procedures for adverse experience reporting; (ii) with respect to any adverse experience (as defined in the Pharmacovigilance Agreement) report that is initially made to or received by Samsung, obtaining follow-up information thereon (with the understanding that if any follow-up information is received by Merck, it shall be forwarded to Samsung within the same timelines as for the initial information); (iii) making regulatory and safety contacts with the Regulatory Authorities in the Territory as the holder of the relevant Marketing Authorization; (iv) producing and submitting post-marketing periodic safety update reports to the Regulatory Authorities in the Territory as required by applicable laws and regulations; and (v) contacting Merck in the Territory, including prompt communication to Merck of a significant new safety signal with respect to the Products.

3.9.6

Samsung’s responsibilities for the Products shall also include: (i) owning and holding the global safety database; (ii) performing ongoing safety signal detection; (iii) establishing and maintaining risk management plans, if applicable; and (iv) establishing Territory-named pharmacovigilance contacts as required by applicable laws and regulations. Samsung shall have the right, upon reasonable (at least thirty (30) days) prior written notice, to periodically audit Merck’s relevant Product-related pharmacovigilance activities to monitor compliance with Merck’s obligations as set forth in this Section 3.9. Merck shall, within a reasonable time, reply to Samsung’s request for such audit. Such audit shall be reasonable in scope and take place during normal business hours. Samsung shall not routinely request an audit more than once every two (2) years, except where there is a reasonable basis for Samsung to suspect that Merck has failed or is failing to comply with its obligations under this Section 3.9.

3.9.7

The Parties shall notify each other in writing promptly following the Effective Date of the names and contact information of their respective employees or agents who are responsible for adverse experience reporting.

3.10	Alliance Managers.

3.10.1

Appointment. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JSC meetings as non-voting participants and may bring to the attention of the JSC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may change its Alliance Manager by notice in writing to the other Party.

3.10.2

Responsibilities of the Alliance Managers. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)

identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the JSC in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION

4.1

Nondisclosure Obligation. All Information disclosed or made available by one Party to the other Party hereunder (including, for the avoidance of doubt, (i) all Information disclosed or made available by Samsung to Merck to enable Merck to obtain and maintain a Clone, (ii) all Information disclosed or made available by Samsung to Merck or otherwise acquired by Merck in connection with the inspection and audit of any Manufacturing facility pursuant to Section 6.10, (iii) all Information provided or made available by Samsung to Merck pursuant to Section 8.3, and (iv) all Information provided or made available by a Party to the other or exchanged between the Parties pursuant to Section 9.1, 9.2 or 9.3) shall be maintained in confidence by the receiving Party and shall not be disclosed to any of its Affiliates or any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5

is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.1.6

is reasonably deemed necessary by Samsung to be disclosed to its Affiliates, its and such Affiliates’ respective directors, officers and employees, and any agent(s), consultant(s) and/or other Third Parties for any and all purposes Samsung deems necessary or advisable in connection with the Development or Manufacture of any Compound or Product, on the condition that each such Affiliate, director, officer, employee and Third Party agrees to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Affiliates, directors, officers, employees and Third Parties shall be no less than ten (10) years;

4.1.7

is reasonably deemed necessary by Merck to be disclosed to its Related Parties, its and such Related Parties’ respective directors, officers and employees, and any agent(s), consultant(s) and/or other Third Parties for any and all purposes Merck deems necessary or advisable in connection with the Commercialization of any Compound or Product, on the condition that each such Related Party, director, officer, employee and Third Party agrees to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Related Parties, directors, officers, employees and Third Parties shall be no less than ten (10) years;

4.1.8

is reasonably deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [* * *] years; or

4.1.9	is required to be disclosed in order for the receiving Party to exercise or enforce its rights under this Agreement.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by law, court order or judgment or judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.3, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed pursuant to law, court order or judgment or judicial or administrative

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.3, and the Party disclosing Information pursuant to law, court order or judgment or judicial or administrative process shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality (if available), to ensure the continued confidential treatment of such Information.

4.2

Publication. Merck acknowledges Samsung’s interest in publishing the results of its research and development in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its Affiliates, or their respective employee(s) or consultant(s) wishing to make a publication relating to a Compound or Product shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) calendar days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of up to ninety (90) calendar days as necessary to enable patent applications to be filed in accordance with Article 9, if applicable. Upon expiration of such ninety (90) calendar days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication or presentation by reflecting such requested modifications to the extent reasonably necessary to prevent disclosure of trade secret or proprietary business information prior to submission for publication or presentation.

4.3

Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law, court order or judgment or judicial or administrative process, or except to the extent reasonably necessary for a Party to exercise or enforce its rights under this Agreement. In the event a Party is required to file a copy of this Agreement with a Regulatory Authority or any other governmental authority or agency, (i) such Party shall redact the list of Biosimilars set forth in Section 1.14 (definition of “Compound”) and other commercially sensitive information from such copy to the extent permitted under applicable law and (ii) such Party shall provide the other Party with an advance draft of the redacted form of this Agreement that the disclosing Party proposes to file, with not less than thirty (30) days for review, and shall incorporate the non-disclosing Party’s comments to the extent additional or other redactions requested by the non-disclosing Party are permitted, and may reasonably be afforded confidential treatment, under applicable law and such authority or agency’s then-current practice.

ARTICLE 5 PAYMENTS FOR LICENSES GRANTED TO MERCK; TAX

5.1

Payments for Licenses Granted to Merck. In consideration for the exclusive license granted to Merck under Section 3.1.1 and any non-exclusive license that may be granted to Merck under Section 3.2.1, upon the terms and conditions contained herein, Merck shall pay to Samsung the milestone license fees set forth in Section 5.2 below.

5.2

Payment Schedule. Subject to the terms and conditions of this Agreement, Merck shall pay to Samsung the following milestone license fees for each Product meeting the applicable Product Criteria (except the payment pursuant to Section 5.2.1, which payment shall be made only once in respect of all Products); provided, however, that (i) the payments pursuant to Sections 5.2.1 and 5.2.2 shall be made regardless of whether any Product Criteria are met, (ii) the payment pursuant to Section 5.2.3 shall be made regardless of whether the relevant Product meets the Required M.A. Timing in EU, and (iii) the payment pursuant to Section 5.2.4 shall be made regardless of whether the relevant Product meets the Required M.A. Timing in USA:

5.2.1	Within ten (10) Business Days after the Effective Date: [* * *];

5.2.2

Within thirty (30) calendar days after the first successful completion in the USA or EU of a Phase I Clinical Trial of such Product that demonstrates the required similarity in pharmacokinetic profile of such Product to the approved reference product with respect to all primary endpoint(s) accepted by the applicable Regulatory Authority, where “successful completion” referred to above shall mean the receipt by Samsung of written communication (including by facsimile or electronic transmission) from the applicable Regulatory Authority, following a meeting between Samsung and such Regulatory Authority to review the results of such Phase I Clinical Trial, which written communication does not require or request that Samsung either repeat its Phase I Clinical Trial of such Product or halt its clinical trials of such Product: [* * *];

5.2.3

Within thirty (30) calendar days after the receipt of the first Marketing Authorization from the FDA for such Product: [* * *]; provided that Merck may delay making this milestone payment until Samsung has supplied to Merck all quantities of such Product, meeting all of the requirements set forth in Section 6.1, which (i) are required under the terms of Article 6 to be supplied to Merck prior to the date of receipt of such Marketing Authorization and (ii) may be supplied by Samsung to Merck prior to the date of receipt of such Marketing Authorization without infringing any Third Party Patent Rights relating to the relevant reference product (provided that to the extent such Product was not supplied to Merck by the date of receipt of such Marketing Authorization due to the existence of such Third Party Patent Rights, Samsung shall use Commercially Reasonable Efforts to supply to Merck as soon as practicable following the expiration of such Third Party Patent Rights all quantities of such Product that were required under the terms of Article 6 to be supplied to Merck prior to the date of receipt of such Marketing Authorization); and

5.2.4

Within thirty (30) calendar days after the receipt of the first Marketing Authorization from the EMA for such Product (excluding Adalimumab/Humira Biosimilar and Infliximab/Remicade Biosimilar): [* * *]; provided that Merck may delay making this milestone payment until Samsung has supplied to Merck all quantities of such Product, meeting all of the requirements set forth in Section 6.1, which (i) are required under the terms of Article 6 to be supplied to Merck prior to the date of receipt of such Marketing Authorization and (ii) may be supplied by Samsung to Merck prior to the date of receipt of such Marketing Authorization without infringing any Third Party Patent Rights relating to the relevant reference product (provided that to the extent such Product was not supplied to Merck by the date of receipt of such Marketing Authorization due to the existence of such Third Party Patent Rights, Samsung shall use Commercially Reasonable Efforts to supply to Merck as soon as practicable following the expiration of such Third Party Patent Rights all quantities of such Product that were required under the terms of Article 6 to be supplied to Merck prior to the date of receipt of such Marketing Authorization).

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Each of the above milestone license fees (other than the amount set forth in Section 5.2.1) shall be payable only once under this Agreement for each Compound upon the Product incorporating or containing such Compound first achieving the relevant milestone. No amounts shall be due under this Agreement for subsequent or repeated achievements of any milestone by a Product incorporating or containing the same Compound for which the relevant milestone license fee has already been paid. Each of the milestone license fees due under this Section 5.2 shall be non-refundable, regardless of whether and to what extent the Parties are successful in Developing, Manufacturing and Commercializing the applicable Compound or Product.

In the event that a Product does not meet all of the applicable Product Criteria, Merck may, at its sole discretion, choose nonetheless to pay the applicable milestone license fee. Such waiver by Merck of the requirement to meet all of the Product Criteria in connection with such milestone license fee shall not constitute a waiver of the requirement to meet all of the Product Criteria in connection with a subsequent milestone license fee payable for such Product.

5.3

Payments. All payments to be made by Merck to Samsung under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to a bank account designated in writing by Samsung from time to time.

5.4

Income Tax Withholding. Samsung shall be liable for all income and other taxes (“Taxes”) imposed upon the milestone license fees paid by Merck to Samsung under this Article 5. If applicable laws, rules or regulations require the withholding of taxes, Merck shall make such withholding and subtract the amount thereof from the milestone license fees. Merck shall submit to Samsung appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Samsung reasonable assistance in order to allow Samsung to obtain the benefit of any present or future treaty against double taxation which may apply to the milestone license fees.

ARTICLE 6 MANUFACTURE AND SUPPLY; QUALITY

6.1

Manufacture and Supply of Compounds and Products. Except to the extent otherwise expressly agreed by the Parties in writing, Samsung shall be responsible for the Manufacture (itself or through one or more Affiliates or Third Parties) and supply of Merck’s Requirements of Products for Commercialization in the Territory. Such Products shall, in each case, meet the Specifications, cGMPs and all applicable laws and regulations in the Territory.

6.2

Supply of Merck’s Requirements. Subject to the terms and conditions hereof, Samsung shall supply to Merck, and Merck shall purchase from Samsung, Merck’s Requirements of Product. The Parties acknowledge that Merck intends to build and maintain for Launch an inventory of [* * *] of the expected Requirements of each Product, as estimated in good faith to be needed at the time of Launch of such Product.

6.3	Forecasts.

6.3.1

No later than thirty (30) days after submission of the first application for Marketing Authorization for any Product, Merck shall provide Samsung with an initial forecast of Merck’s Requirements of Products for Commercialization in the Territory for each of the succeeding [* * *] Calendar Quarters. Thereafter, on or before the tenth day of January, April, July and October of each year during the Term, Merck shall provide Samsung with a rolling forecast of Merck’s Requirements of Products for each of the succeeding [* * *] (each such initial and subsequent forecast being referred to herein as a “Rolling Forecast”).

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

6.3.2

The first [* * *] Calendar Quarters of each Rolling Forecast shall include a binding forecast of the total quantity of bulk drug substance (“Bulk Drug Substance”) for each Product (in kilograms or other relevant measure) that will be required for such [* * *] Calendar Quarters (each, a “Binding Forecast for Bulk Drug Substance”). The Parties agree that, subject to Sections 6.3.5 and 6.3.6, such Binding Forecast for Bulk Drug Substance shall be binding on the Parties in each of the four (4) Calendar Quarters and shall represent a binding commitment for Samsung to supply to Merck, and for Merck to pay for, the corresponding quantities of Products (that can be Manufactured using the forecasted quantities of Bulk Drug Substances) in each such Calendar Quarter. The forecast for the last [* * *] Calendar Quarters of each Rolling Forecast (the first of such four Calendar Quarters being referred to herein as the “Semi-Binding Calendar Quarter”), which constitutes a non-binding forecast, shall include Merck’s good faith estimates of its Requirements of Bulk Drug Substances for Products (by Product) for each of such [* * *] Calendar Quarters; provided, however, that in the next Rolling Forecast provided by Merck, the quantity of Bulk Drug Substance for each Product forecasted for the Semi-Binding Calendar Quarter, which as of such next Rolling Forecast shall become part of a Binding Forecast for Bulk Drug Substance (i.e., as the fourth Calendar Quarter of such Binding Forecast for Bulk Drug Substance), shall not exceed [* * *] or be less than [* * *] of the quantity of Bulk Drug Substance for such Product forecasted for such Semi-Binding Calendar Quarter in the immediately preceding Rolling Forecast for Bulk Drug Substance (i.e., as the fifth Calendar Quarter of such preceding Rolling Forecast).

6.3.3

Likewise, each Rolling Forecast shall include a binding forecast of the total quantity of each of the Required Presentations (as defined in the Product Criteria and as set forth in more detail in Section 6.3.3(a) below) for each Product and a binding forecast of the total quantity of each specific-market-labeled stock keeping unit of each of the Required Presentations for each Product as follows:

(a)

The first [* * *] of each Rolling Forecast shall include a binding forecast of the total quantity of each of the Required Presentations for each Product (in units) that will be required for such [* * *] (each, a “Binding Forecast for Primary-Packaged Presentations”):

(i)	[* * *];

(ii)	[* * *];

(iii)	[* * *];

(iv)	[* * *];

(v)	[* * *];

(vi)	[* * *];

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

(vii)	[* * *];

(viii)	[* * *];

(ix)	[* * *];

(x)	[* * *]; and

(xi)	[* * *].

(b)

Moreover, the [* * *] of each Rolling Forecast shall include a binding forecast of the total quantity of each specific-market-labeled stock keeping unit (SKU) of each of the Required Presentations for each Product (in units) that will be required for such Calendar Quarter (each, a “Binding Forecast for Secondary-Packaged Presentations,” and together with Binding Forecasts for Bulk Drug Substance and Binding Forecasts for Primary-Packaged Presentations, each referred to herein as a “Binding Forecast”).

(c)

Each Binding Forecast for Primary-Packaged Presentations for each Calendar Quarter shall be based on and consistent, in terms of Manufacture and release cycle times (as communicated by Samsung through the D&OP Team), with the Binding Forecast for Bulk Drug Substance for the applicable Calendar Quarter. Each Binding Forecast for Secondary-Packaged Presentations for each Calendar Quarter shall be based on and similarly consistent with the Binding Forecast for Bulk Drug Substance for the applicable Calendar Quarter and the Binding Forecast for Primary-Packaged Presentations for the applicable Calendar Quarter.

(d)

The Parties agree that, subject to Sections 6.3.5 and 6.3.6, each such Binding Forecast for Primary-Packaged Presentations and Binding Forecast for Secondary-Packaged Presentations shall be binding on the Parties and shall represent a binding commitment for Samsung to supply to Merck, and for Merck to pay for, the corresponding forecasted quantities of Products in the applicable Calendar Quarter.

6.3.4

Samsung shall promptly, but in no event later than fourteen (14) calendar days from receipt of each Rolling Forecast, notify Merck if it anticipates that it will be unable to meet any portion of any of the forecasted Requirements, in which case the Parties shall negotiate in good faith to make necessary adjustments to the forecasted Requirements in order to accommodate Samsung’s concerns or requests to the extent reasonably possible, while still meeting Merck’s Requirements specified in the relevant Binding Forecast (except to the extent adjusted by mutual agreement of the Parties).

6.3.5

Should Merck need to cancel or defer the Manufacturing of any quantity of Bulk Drug Substance or Product (the “Cancelled or Deferred Quantity”) covered by a Binding Forecast for Bulk Drug Substance, a Binding Forecast for Primary-Packaged Presentations or a Binding Forecast for Secondary-Packaged Presentations (the “Affected Binding Forecast”) for any reason, Merck shall promptly notify Samsung in writing (each, a “Cancellation or Deferral Notice”). In such event, the Parties shall exercise Commercially Reasonable Efforts to mitigate any Operational Costs (as defined below) associated with such cancellation or deferral. “Operational Costs” shall include (i) the

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

costs of any raw materials, resins or other consumables which Samsung is not able to use for scheduled Manufacturing, whether for Merck, for Samsung or for any Third Party, as well as (ii) the other costs included in “Samsung Costs” as defined in Schedule 1.54 (excluding, however, royalties and license fees and personnel-related expenses of Commercialization support departments) that Samsung is unable to mitigate or avoid through the exercise of Commercially Reasonable Efforts. To the extent Samsung is able to utilize its own Manufacturing facility either for itself or its Affiliate or for any Third Party in the timeframe in which such facility would have been used to Manufacture the Cancelled or Deferred Quantity for Merck, Merck shall not be liable for Operational Costs related to such Cancelled or Deferred Quantity. If the Manufacturing of the Cancelled or Deferred Quantity was to be performed by a Third Party Manufacturer, and Samsung is able to cancel or defer the Manufacturing of such Cancelled or Deferred Quantity without paying for such Cancelled or Deferred Quantity and without paying any cancellation, deferral or similar fees, Merck shall not be liable to Samsung for any Operational Costs with respect thereto. If Merck pays for raw materials, resins or other consumables as part of Operational Costs, Merck may elect to have such materials sent to a Merck facility at Merck’s expense.

6.3.6

If the Manufacturing of the Cancelled or Deferred Quantity has already taken place (as further described in the third sentence of this Section 6.3.6) when the relevant Cancellation or Deferral Notice is given to Samsung or is to take place (as further described in the third sentence of this Section 6.3.6) within the next twelve (12) months after such notice is given to Samsung, Merck shall pay to Samsung [* * *] of Samsung’s Operational Costs associated with such cancellation or deferral. If the Manufacturing of the Cancelled or Deferred Quantity is to take place (as further described in the third sentence of this Section 6.3.6) more than twelve (12) months after the relevant Cancellation or Deferral Notice is given to Samsung, Merck shall not be liable to Samsung for any Operational Costs with respect to such cancellation or deferral. For the purpose of this Section 6.3.6, the Manufacturing of the Cancelled or Deferred Quantity shall be deemed to have taken place or to take place (as the case may be) at the following point in time: (a) if such Cancelled or Deferred Quantity is of Bulk Drug Substance, four (4) months before the last day of the Calendar Quarter for which such Cancelled or Deferred Quantity of Bulk Drug Substance was originally forecasted in the Affected Binding Forecast; and (b) if such Cancelled or Deferred Quantity is of a Product (whether in Primary-Packaged Presentations or in Secondary-Packaged Presentations), six (6) months before the last day of the Calendar Quarter for which such Cancelled or Deferred Quantity of Product was originally forecasted in the Affected Binding Forecast. Notwithstanding the foregoing, if Merck does not cancel the Manufacturing of a Bulk Drug Substance batch covered by a Binding Forecast for Bulk Drug Substance, but merely defers the Manufacturing of such Bulk Drug Substance batch to the Calendar Quarter immediately following the Calendar Quarter for which such Bulk Drug Substance batch was originally forecasted in such Binding Forecast for Bulk Drug Substance, Merck shall not be liable to Samsung for any Operational Costs with respect to such deferral; provided, however, that if such deferral is made more than twice in any Calendar Year, the foregoing sentence shall apply only to the first two (2) deferrals, and not to any additional deferral(s) that may be made in such Calendar Year. For the avoidance of doubt, under and for the purpose of the Supply Price True-up Mechanism, (i) no Cancelled or Deferred Quantity shall be included in determining “Supply Volume” and (ii) no Operational Costs paid by Merck to Samsung pursuant to Section 6.3.5 and this Section 6.3.6 shall be reflected or taken into account in determining “Samsung Costs” or “Merck Costs.”

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

6.3.7

On or before the end of the [* * *] of each Calendar Year during the Term, Merck shall provide Samsung with a written forecast (each, a “Long Range Forecast”) of its estimated annual Requirements for the Products for the next succeeding [* * *] Calendar Years (covering the Calendar Year in which the forecast is delivered and the next succeeding [* * *] Calendar Years), which forecast, to the extent reasonably practicable, shall be broken down by Product. The Long Range Forecast shall be non-binding. If at any time the Long Range Forecast reasonably suggests any problems in relation to Samsung’s Manufacturing capacity, the Parties shall discuss in good faith how to address the potential shortage.

6.3.8

The Parties shall establish a Demand and Operations Planning Team (the “D&OP Team”). The D&OP Team shall act in a review capacity only, with no separate approval rights, and shall advise the Parties and the JSC on the management and resolution of commercial supply issues between the Parties. The D&OP Team shall be comprised of the same number of representatives from each Party, as determined by the JSC. No later than thirty (30) days after the Filing of the first BLA for the first Product, each Party shall identify a team coordinator from such Party to co-lead the D&OP Team. Such team coordinators shall mutually determine when the first meeting of the D&OP Team will occur, and thereafter, the D&OP Team shall meet on a periodic basis as determined by the D&OP Team coordinators, along with other appropriate members designated by the Parties, by videoconference or teleconference. The D&OP Team shall meet to review the following topics: (i) demand forecasting, supply plan and Product ordering (including supply collars) and quality obligations; (ii) specific delivery dates with respect to Products and the quality of Bulk Drug Substance and Products; (iii) Manufacturing capacity and Manufacture and release cycle times for Bulk Drug Substance and Products, along with any identified or projected shortages of Bulk Drug Substance or Product; (iv) applicable timelines with respect to regulatory requirements and dating for Products; and (v) establishment of joint key performance indicators to measure the effectiveness of forecasts and delivery performance. The D&OP Team shall review annually the Long Range Forecast, report to the JSC any projected capacity shortages that could impact supply and engage in pre-planning activities to mitigate the impact of possible supply failure as described in Section 6.6. The D&OP Team shall also undertake capacity assessments and other actions to review supply, demand and production as assigned by the JSC and notify the JSC of any material issues impacting supply.

6.4

Purchase Orders. At the time the initial Binding Forecast for Secondary-Packaged Presentations is provided to Samsung pursuant to Section 6.3, Merck shall issue to Samsung a written binding purchase order for the quantity of each SKU of each Product indicated in such initial Binding Forecast for Secondary-Packaged Presentations. With each subsequent Binding Forecast for Secondary-Packaged Presentations, Merck shall issue to Samsung a written binding purchase order for the quantity of each SKU of each Product indicated for the new Calendar Quarter covered by such Binding Forecast for Secondary-Packaged Presentations that was not covered by the previous Binding Forecast for Secondary-Packaged Presentations. The requested dates of delivery of the Products specified in each purchase order shall be at least [* * *] calendar days after the date of issuance of such purchase order to Samsung. Within fourteen (14) calendar days of receipt of a purchase order, Samsung shall deliver to Merck a written confirmation of such order. Upon receipt by Merck of Samsung’s confirmation, Merck shall be obligated to buy, and Samsung shall be obligated to sell, the quantities of the Products set forth in the purchase order by the requested delivery dates set forth in such purchase order. If Merck fails to buy any quantity of Product set forth in a purchase order by the requested delivery date set forth in such purchase order, (i) Merck shall pay to Samsung one hundred percent (100%) of Samsung’s

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Operational Costs associated with such quantity of Product, and (ii) under and for the purpose of the Supply Price True-up Mechanism, (A) such quantity of Product shall not be included in determining “Supply Volume” and (B) no Operational Costs paid by Merck to Samsung pursuant to this Section 6.4 shall be reflected or taken into account in determining “Samsung Costs” or “Merck Costs.”

6.5

Expiration Dating at Time of Shipment. The Parties agree that it is in their mutual interest to achieve the same shelf life for each Product as its respective reference product may have. In any event, the Parties shall achieve [* * *] shelf life for each Product at the time of Launch and shall use Commercially Reasonable Efforts to extend the shelf life to the same shelf life as its reference product as soon thereafter as possible; provided that a failure to extend such shelf life for one or more Products, standing alone, shall not constitute a material breach by either Party of its obligations hereunder for the purpose of Section 10.3.1. Unless the Parties agree otherwise in writing, the shelf life of each Product shall be determined from the date of final sterile filtration of the formulated Compound and shall be based on the approved shelf life of the Product.

6.5.1

If a Product is approved with a [* * *] month shelf life, Samsung shall be obligated to deliver the Product to Merck within [* * *] calendar days of completion of filling such Product. The Parties acknowledge that, due to processing, quality testing and/or release timing requirements for the Product, Samsung may, on occasion, be unable to deliver the Product within such [* * *] calendar day period despite the exercise of Commercially Reasonable Efforts to do so, in which case such inability shall not, standing alone, constitute a breach of this Agreement.

6.5.2

During any period when a Product is approved by the Regulatory Authorities to be labeled with a shelf life of less than [* * *] months, Samsung shall use Commercially Reasonable Efforts to deliver the Product to Merck within [* * *] calendar days from the completion of the final sterile filtration. Merck may, in its sole discretion, accept such Product after the [* * *]-day deadline on a case-by-case basis. A failure to comply with the [* * *]-day deadline shall not, standing alone, constitute a breach of this Agreement.

6.5.3

Upon request from Merck, Samsung shall deliver a Product to Merck which has not been released, subject to such Product being held under quarantine in accordance with procedures which have been mutually agreed upon by the Parties in advance of the first such delivery. Merck shall indemnify, defend and hold Samsung, its Affiliates and its and such Affiliates’ respective directors, officers, employees and agents harmless from and against any and all Liabilities that may arise from or by reason of the sale, distribution or use of such Product outside of the agreed procedures by Merck, any of its Related Parties or any Third Party.

6.6	Inability to Supply.

6.6.1

In the event that Samsung indicates in either its notice pursuant to Section 6.3.4, or its confirmation pursuant to Section 6.4, that it has reason to believe that it will be unable to supply Merck, by the delivery dates on the purchase order, with the full quantity of a Product forecasted to be ordered or actually ordered by Merck, as the case may be (an “Anticipated Supply Shortfall”), then the Parties shall promptly establish a Joint Manufacturing Committee to consider solutions, including without limitation the following: (i) increasing the length/frequency of the Manufacturing campaign at the facility where the relevant Compound or Product is Manufactured; (ii) utilizing any capacity at the facility where the relevant Compound or Product is Manufactured which

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

is then committed to the Manufacture of other products during the applicable period to Manufacture an additional quantity of such Compound or Product, as applicable, to remedy the Anticipated Supply Shortfall; and/or (iii) dedicating or acquiring additional capacity, at Samsung’s sole expense, for the Manufacture of the relevant Compound or Product, as applicable, until the Anticipated Supply Shortfall has been remedied.

6.6.2

If the Anticipated Supply Shortfall is for a Product that is distributed by both Merck and Samsung (directly or through Third Parties), Samsung’s available supplies of such Product shall be allocated proportionately between Samsung and Merck in accordance with Samsung’s forecasted demand for countries outside the Territory and Merck’s forecasted demand for the Territory. Samsung shall prepare its forecasts in good faith. Such forecasts shall cover at least the same time periods as the Rolling Forecasts Merck is required to provide under Section 6.3 and shall be prepared on a comparable schedule as Merck’s. Samsung shall keep a record of its forecasts for purposes of any audit which may be required. In the event a shortfall occurs and Merck disputes the allocation between Samsung and Merck, the Parties shall appoint an independent Third Party to audit the forecasts and to make a determination as to an appropriate allocation of the Product between the Parties based on their respective forecasts. The selection of the Third Party to perform the audit and the terms pursuant to which it shall be carried out, including confidentiality restrictions, shall be mutually agreed to by the Parties if the need arises. The determination of such independent Third Party as to an appropriate allocation of the Product shall be binding on the Parties absent manifest error.

6.6.3	Samsung shall notify Merck promptly of any batch failure that is reasonably expected to result in Samsung’s inability to meet the requested delivery dates in any purchase order from Merck.

6.7

Quality Control Program. Samsung shall maintain a quality control program consistent with cGMPs, as required by the applicable Regulatory Authorities in the Territory and, if different, the country in which the Product is Manufactured. If, in accordance with Section 6.1, Merck undertakes any aspect of Manufacturing of the Product, as to those Manufacturing functions Merck shall maintain a quality control program consistent with cGMPs, as required by the applicable Regulatory Authorities in the Territory and, if different, the country in which such Manufacturing functions are performed.

6.8

Quality Agreement. The Parties agree that they shall, prior to delivery of any Product by Samsung to Merck, execute a quality agreement which shall set forth the tasks to be performed by each Party with respect to the Manufacture, transportation, sampling, testing, retaining of samples, release, and stability testing of Product, as well as tasks related to regulatory reporting, complaint handling, investigations, recalls, inspections and audits (the “Quality Agreement”). In the event of any discrepancy or inconsistency between the tasks provided in the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall govern. The Quality Agreement may not be interpreted or construed by either Party as amending or modifying in any way any terms of this Agreement. The Quality Agreement may be modified or amended by the Parties in writing, providing that such modification or amendment shall not, and shall not be deemed or construed to, modify or amend the terms of this Agreement.

6.9

Notification of Regulatory Inspections. Each Party shall provide a reasonable description to the other Party of any inquiries, notifications or inspections by any Regulatory Authority with respect to any Product as set forth in the Quality Agreement. To the extent Merck responds to any such inquiries, notifications or inspections relating to the Manufacture of any Product, Merck shall obtain Samsung’s written approval (not to be unreasonably withheld or delayed by Samsung) of Merck’s responses before submission of such responses.

6.10

Inspections and Audits. Merck shall have the right to visit any Manufacturing facility for a Product for the purpose of observing the Manufacturing, packaging, testing and storage of the Product, and to inspect for compliance with cGMPs and other applicable regulatory requirements (including environmental, health and safety requirements) as set forth in the Quality Agreement; provided that with respect to visitation and inspection of any Third Party Manufacturing facility, Merck shall be entitled to participate in inspections and audits of such Third Party (a) only along with Samsung and (b) only to the extent permitted under the applicable manufacturing contract between Samsung or its Affiliate and such Third Party manufacturer, and such right shall be subject to (i) the same requirements and/or limitations governing such right in the applicable manufacturing contract between Samsung or its Affiliate and such Third Party manufacturer and (ii) the execution by Merck of any relevant confidentiality agreement required by the Third Party; provided further that if such Third Party manufacturer is engaged after the Effective Date, Samsung shall ensure that Merck has the same rights to inspect and audit the Manufacturing facility of such Third Party manufacturer as Merck has with respect to Samsung’s Manufacturing facilities under this Agreement. Merck’s right of inspection and audit under this Section 6.10 shall be limited to once in each Calendar Year during the Term with respect to each Manufacturing facility that Manufactures one or more Products to be supplied to Merck; provided, however, that Merck may also inspect and audit the Manufacturing facility “for cause” (i) as needed for Merck to respond to a Regulatory Authority notice or inquiry regarding Product or (ii) as set forth in the Quality Agreement. Each such inspection and audit by Merck shall (a) be carried out by a reasonable and limited number of employees of Merck who are bound by confidentiality and non-use obligations as provided in Section 4.1.7 and (b) last for a reasonable period of time, and generally no more than [* * *] Business Days.

6.11

Shipment and Handling of Labeled and Packaged Product. Samsung shall ship each Product to Merck accompanied by the documentation set forth in the Quality Agreement by physically delivering the Product FCA Manufacturing facility (Incoterms 2010). Samsung shall schedule shipping with a carrier designated and paid for by Merck and furnish a bill of lading to Merck with respect to each shipment. For the purposes of this Agreement, “delivery” of a Product to Merck shall be deemed to occur, and title and risk of loss with respect to the Product shall pass to Merck, upon delivery of the Product to such carrier FCA Manufacturing facility.

6.12

Inspection and Storage of Products Delivered. Merck shall perform a label and identity check upon receipt of Product at its facility and shall store the Product in accordance with the product Specifications. In addition, Merck shall inspect each shipment of Product as soon as practicable after receipt, and in any case within [* * *] Business Days of its receipt of such shipment, for any loss or damage, and shall notify Samsung in writing within such time if it discovers that any loss or damage has occurred to the Product prior to receipt. Such loss or damage shall not be Samsung’s responsibility, except to the extent such loss or damage has resulted from the failure of Samsung at the time of delivery to the carrier designated by Merck to have complied with applicable Specifications regarding packaging. If Merck does not notify Samsung of a claim under this Section 6.12 within the [* * *] Business Day period referred to above, then the Product received by Merck shall be deemed to be free from any loss or damage (except any latent loss or damage that was not, and could not have been, discovered by Merck within the above [* * *] Business Day period by the exercise of the degree of care then prevailing in the pharmaceutical industry, of which latent loss or damage Merck shall notify Samsung in writing promptly upon discovery).

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

6.13

Failure of Product to Meet Specifications. If a Product delivered to Merck is determined not to meet the applicable Specifications, then Samsung shall, at the election of Merck, either (i) replace such non-conforming Product as soon as reasonably practicable at no additional cost to Merck, or (ii) refund or credit to Merck the Supply Price paid or payable for such non-conforming Product, together with any direct out-of-pocket costs reasonably incurred by Merck in connection with the rejection of such non-conforming Product, including, but not limited to, applicable shipping and return costs, or reasonable costs of destruction. Notwithstanding anything to the contrary contained in this Agreement, the remedies set forth in this Section 6.13 shall be the sole and exclusive remedies for the failure of any Product supplied by Samsung to Merck hereunder to conform to the applicable Specifications, (a) except to the extent Samsung is required under Section 8.5 to indemnify Merck, its Affiliates and its or such Affiliates’ respective directors, officers, employees and agents from and against any Liability to one or more Third Parties arising out of such failure, and (b) except that Merck may exercise its right of termination in accordance with Section 10.3.1 if such failure constitutes a material breach by Samsung under Section 10.3.1(a).

6.14

Complaints. Samsung and Merck shall give each other prompt notice of any complaints regarding the Products as set forth in the Quality Agreement. This information shall be given to each Party’s Authorized Quality Representative. Subject to the indemnification provisions of Article 8, the Parties shall cooperate with each other to the extent necessary by providing assistance with complaint investigation and written notification of its findings when complaints are received.

ARTICLE 7 PAYMENT OF SUPPLY PRICE

7.1

Booking of Revenue; Records; Payment of Supply Price. Merck shall book revenue for sales of the Products throughout the Territory. Merck shall maintain records, in sufficient detail for accounting purposes and for the purposes of this Agreement (including, without limitation, the Supply Price True-up Mechanism), which shall fully and properly reflect all work done and results achieved in the Commercialization of Compounds and Products by Merck. The Supply Price for each Product shall be set, and adjusted, on a Calendar Year basis in accordance with the Supply Price True-up Mechanism attached hereto as Schedule 1.54. Within the later of (i) sixty (60) days following the delivery of Product to a carrier designated by Merck and (ii) thirty (30) days following the delivery of the invoice for such Product to Merck, Merck shall pay Samsung the Supply Price for such Product.

7.2	Audits.

7.2.1

Upon the written request of a Party (the “Requesting Party”) and not more than once in each Calendar Year, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Requesting Party and reasonably acceptable to the Audited Party, at the Requesting Party’s expense, to have access during normal business hours to such of the records of the Audited Party as may be reasonably necessary to verify the accuracy of the Supply Price calculations, annual true-up adjustments and payments made pursuant thereto for any Calendar Year ending not more than [* * *] years prior to the date of such request. The accounting firm shall disclose to the Requesting Party only (i) whether the Supply Price calculations, annual true-up adjustments and payments made pursuant thereto are correct or incorrect, (ii) the amount of any resulting discrepancy and (iii) the basis for calculating such amount of discrepancy. No other information shall be provided to the Requesting Party.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

7.2.2

If such accounting firm identifies a discrepancy made during the period audited, the appropriate Party shall pay the other Party the amount of the discrepancy, together with interest thereon at the rate of [* * *] per annum for the period from the date such discrepancy became due (in the case of underpayment) or was paid (in the case of overpayment) until the date of payment pursuant to this Section 7.2.2, within thirty (30) calendar days of the date the Requesting Party delivers to the Audited Party such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by the Requesting Party; provided, however, that if such audit uncovers an underpayment by the Audited Party that exceeds [* * *], then the fees of such accounting firm shall be paid by the Audited Party. The findings of such accounting firm shall be binding on the Parties absent manifest error.

7.2.3

Each Party (the “Sublicensing Party”) shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to the Sublicensing Party, to keep and maintain records and to grant access to such records to the other Party’s independent accountant to the same extent required of the Sublicensing Party under this Agreement.

7.2.4

Upon the expiration of [* * *] months following the end of any Calendar Year, the Supply Price calculations, annual true-up adjustments and payments made pursuant thereto for such Calendar Year shall be binding and conclusive upon both Parties, and both Parties and their Related Parties, Affiliates and sublicensees (as applicable) shall be released from any liability or accountability with respect to the Supply Price calculations, annual true-up adjustments and payments made pursuant thereto for such Calendar Year.

7.2.5

The Requesting Party shall treat all financial information of the Audited Party and its Related Parties or Affiliates and sublicensees (as applicable) subject to review under this Section 7.2 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Article 4 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Audited Party and/or its Related Parties, Affiliates and/or sublicensees obligating the accounting firm to retain all such information in confidence pursuant to such confidentiality agreement.

7.3

Provision of Information by Merck. Upon Samsung’s written request, but no more than once per Calendar Quarter, Merck shall provide such financial information and data relating to the Commercialization of the Products in the Territory (including reasonable details regarding the composition and categories of such financial information and data) as Merck keeps in the ordinary course of business and as are reasonably necessary for Samsung to calculate royalties, including, without limitation, the Commercial Contribution-Based Royalty (as defined in the Biogen License Agreement), payable to the licensor under the Biogen License Agreement and/or to verify such calculation to the licensor.

7.4

Default Interest. Any amount that is not paid by a Party to the other when due under this Agreement shall bear default interest at the rate of [* * *] per annum from the day following the due date until paid in full.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

ARTICLE 8 REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1	Representations and Warranties of each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2	this Agreement has been duly authorized by all necessary corporate action on its part, has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms; and

8.1.3

this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law, rule, regulation, judgment, decree or order of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2	Samsung Representations and Warranties. Samsung represents and warrants to Merck that as of the Effective Date:

8.2.1	it has the full right, power and authority to Develop the Products and to grant the licenses granted under Article 3;

8.2.2

it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Samsung Patent Rights or Samsung Know-How, other than (i) a non-exclusive, royalty-free, fully paid-up license granted to Biogen Idec Therapeutics Inc. under certain Samsung Patent Rights and Samsung Know-How pursuant to the Biogen License Agreement, (ii) a non-exclusive, non-transferable, royalty-free, fully-paid-up license granted to Biogen Idec MA Inc. under certain Samsung Patent Rights and Samsung Know-How pursuant to the Biogen Manufacturing Agreement for the purpose of enabling the licensee to fulfill its contract manufacturing obligations thereunder and (iii) a non-exclusive, non-transferable, royalty-free, fully-paid-up license granted to Samsung BioLogics Co., Ltd. under certain Samsung Patent Rights and Samsung Know-How pursuant to the Samsung Manufacturing Agreement for the purpose of enabling the licensee to fulfill its contract manufacturing obligations thereunder;

8.2.3	there are no claims, judgments or settlements against or owed by Samsung, and no pending or threatened claims or litigation against Samsung, relating to the Samsung Patent Rights or Samsung Know-How;

8.2.4

Samsung has disclosed to Merck all reasonably relevant information regarding the Samsung Patent Rights and Samsung Know-How licensed under this Agreement, and the existence of any patent opinions relating thereto, which, in each case, Samsung actually possesses or knows as of the Effective Date; and

8.2.5

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 8.1, THIS SECTION 8.2 AND ELSEWHERE IN THIS AGREEMENT, NEITHER SAMSUNG NOR ANY OTHER PERSON ACTING ON BEHALF OF SAMSUNG MAKES ANY REPRESENTATION OR WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS), EXPRESS OR IMPLIED, TO MERCK.

8.3

Samsung Covenant. Samsung shall use Commercially Reasonable Efforts throughout the Term to identify any Third Party Patent Rights claiming or covering any of the Compounds or Products, or the Development, Manufacture or Commercialization thereof, that may potentially hinder or restrict the Development, Manufacture or Commercialization of any Compound or Product pursuant to this Agreement, and shall update Merck twice per Calendar Year (at regular intervals) with respect to the results of such activities, and if any such Third Party Patent Rights are found, its strategy for achieving freedom of operation with respect to the Development, Manufacture and Commercialization of the Compounds and Products throughout the Territory pursuant to this Agreement.

8.4	Merck Representations and Warranties. Merck represents and warrants to Samsung that as of the Effective Date:

8.4.1	it has the full right, power and authority to Commercialize the Products throughout the Territory and to grant the licenses granted under Article 3;

8.4.2	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Merck Patent Rights or Merck Know-How;

8.4.3	there are no claims, judgments or settlements against or owed by Merck, and no pending or threatened claims or litigation against Merck, relating to the Merck Patent Rights or Merck Know-How;

8.4.4

Merck has disclosed to Samsung all reasonably relevant information regarding the Merck Patent Rights and Merck Know-How licensed under this Agreement, and the existence of any patent opinions relating thereto, which, in each case, Merck actually possesses or knows as of the Effective Date; and

8.4.5

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 8.1, THIS SECTION 8.4 AND ELSEWHERE IN THIS AGREEMENT, NEITHER MERCK NOR ANY OTHER PERSON ACTING ON BEHALF OF MERCK MAKES ANY REPRESENTATION OR WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS), EXPRESS OR IMPLIED, TO SAMSUNG.

8.5

Indemnification by Samsung. Samsung shall indemnify and defend Merck, its Affiliates and its and such Affiliates’ respective directors, officers, employees and agents from and against any Liabilities arising out of or relating to (i) Samsung’s breach of any of its representations, warranties, covenants and obligations in this Agreement (including those relating to the Development and Manufacturing of the Products), (ii) Samsung’s or its Affiliate’s failure to comply with any applicable laws, rules or regulations, or (iii) Samsung’s or its Affiliate’s willful misconduct or negligence.

8.6

Indemnification by Merck. Merck shall indemnify and defend Samsung, its Affiliates and its and such Affiliates’ respective directors, officers, employees and agents from and against any Liabilities arising out of or relating to (i) Merck’s breach of any of its representations, warranties, covenants and obligations in this Agreement (including those relating to the Commercialization of the Products), (ii) Merck’s or its Related Party’s failure to comply with any applicable laws, rules or regulations, or (iii) Merck’s or its Related Party’s willful misconduct or negligence.

8.7	Indemnification Procedure.

8.7.1

A Party entitled to indemnification under Section 2.5.4, 2A.3.4, 6.5.3, 8.5 or 8.6 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the assertion by a Third Party of any Liabilities for which indemnification may be sought (it being understood and agreed, however, that the failure by an Indemnified Party to give such notification shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give such notification).

8.7.2

Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Liabilities using counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the expense of the Indemnifying Party.

8.7.3

The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to the action, suit, proceeding or claim constituting or giving rise to such Liabilities, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

8.7.4

The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. Such other Party shall provide such cooperation as may be reasonably requested by the Party controlling such defense in connection with or in furtherance of such defense.

8.7.5

The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

8.8

No Consequential Damages; Damages Cap. Notwithstanding anything to the contrary contained in this Agreement, except to the extent a Party is required to indemnify the other Party, any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees or agents from and against any Liability to one or more Third Parties under Section 2.5.4, 2A.3.4, 6.5.3, 8.5 or 8.6, (a) in no event shall either Party, any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees or agents be liable under this Agreement for any special, indirect, incidental, consequential, punitive or exemplary damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party, any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees or agents, and (b) in no event shall Samsung’s aggregate liability to Merck (whether in contract, warranty, tort, negligence, strict liability or otherwise) for any claim in any manner related to this Agreement exceed the total amount paid to Samsung by Merck under this Agreement within the twelve (12) months prior to the time such claim is first asserted by Merck or such liability arises (whichever occurs earlier). If such preceding twelve-month period for a claim overlaps with such preceding twelve-month period for another claim, Samsung’s aggregate liability to Merck for the latter of such claims shall not exceed (x) the total amount paid to Samsung by Merck under this Agreement within the twelve months prior to the time such latter claim is first asserted by Merck or such liability arises (whichever occurs earlier) less (y) the smaller of (A) the amount paid by Samsung to discharge its liability to Merck in respect of the former claim, multiplied by the ratio of the number of days in the above period of overlap over 365, and (B) the amount paid to Samsung by Merck under this Agreement during the period of overlap between such two (2) twelve-month periods.

8.9

Indemnification Payments and Supply Price True-up Mechanism. For the avoidance of doubt, no indemnification payment made by a Party to the other pursuant to this Article 8 shall be reflected or taken into account in determining “Samsung Costs” or “Merck Costs” under and for the purpose of the Supply Price True-up Mechanism.

ARTICLE 9 INFRINGEMENT CLAIMS; THIRD PARTY PATENTS

9.1

Infringement Claims Against Either Party. Each Party shall give the other Party written notice of any claim or threatened claim by a Third Party for infringement of such Third Party’s Patent Rights, know-how, trade secrets or other intellectual property rights by the Manufacture, use, import, export or sale of Compounds or Products (an “Infringement Claim”) within five (5) Business Days of its first knowledge of the claim or threatened claim (whether or not such Party seeks indemnification from the other Party under Article 8 in respect of such Infringement Claim). Subject to, and except as otherwise provided in, the indemnification provisions of Article 8, each Party shall (i) be responsible for conducting, managing and controlling the defense of any Infringement Claim brought against it using counsel of its choice and (ii) cooperate fully with the other Party, at the expense of the Party against which the relevant Infringement Claim has been brought, in an effort to defend against any Infringement Claim, including pursuing an appeal. To the extent that the Infringement Claim relates solely to a manufacturing process employed by Samsung or any of its contract manufacturers in Manufacturing any Compound or Product, Samsung shall be responsible for [* * *] of all Liabilities associated with such Infringement Claim and Merck shall be responsible for [* * *] of such Liabilities. For all other Infringement Claims, the Parties shall [* * *] Liabilities associated with such Infringement Claim. Notwithstanding the foregoing, if (a) an Infringement Claim is brought against either Party or both Parties, (b) Merck desires to litigate such Infringement Claim but Samsung opposes such litigation and desires to compromise or settle such Infringement Claim, and (c) Merck proceeds to litigate such Infringement Claim despite Samsung’s opposition, the Parties shall share equally all Liabilities associated with such Infringement Claim even if it relates solely to a manufacturing process employed by Samsung or any of its contract manufacturers in Manufacturing any Compound or Product. For the purpose of this Article 9, the term “Liabilities” shall mean (i) all fees and expenses of attorneys and other professional advisors, court costs and assessments, arbitration costs (including arbitrator fees and expenses), service and delivery charges, deposition costs, expert, witness, interpreter and stenographer fees and related expenses, and other fees, costs and expenses incurred to defend (including filing one or more counterclaims or actions), compromise and/or settle the relevant Infringement Claim, (ii) all royalties, license fees and similar fees payable pursuant to one or more license agreements entered into with a Third Party in settlement of or as a result of the relevant Infringement Claim, and (iii) all monetary damages and

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

losses and other liabilities for payment of money (other than those falling under clauses (i) and (ii) above) incurred as a result of or in connection with the relevant Infringement Claim. Notwithstanding anything to the contrary contained in this Agreement, in the event that (a) an Infringement Claim is brought against either Party or both Parties, (b) Samsung desires to litigate such Infringement Claim but Merck opposes such litigation and desires to compromise or settle such Infringement Claim, and (c) Samsung proceeds to litigate such Infringement Claim despite Merck’s opposition, Merck shall have the right, at its sole discretion, to terminate this Agreement with respect to the Product involved in such Infringement Claim and with respect to the Region in which such Infringement Claim is brought, upon sixty (60) days’ written notice to Samsung. Such right of termination may be exercised by Merck at any time within sixty (60) days (not thereafter) following receipt of written notice from Samsung that it intends to litigate the Infringement Claim despite Merck’s opposition.

9.2

Third Party License. In the event that a Third Party approaches either Party with a request or demand that such Party obtain a license under any Patent Rights or know-how owned or Controlled by such Third Party for purposes of the Development, Manufacture and/or Commercialization of any Compound or Product, such Party shall notify the other Party in writing of such request or demand and the Parties shall discuss whether one or both of the Parties shall obtain such a license. In the event that either or both Parties obtain such a license, all royalties, license fees and other similar fees incurred or paid for or in connection with such license, and all fees and expenses of attorneys and other professional advisors incurred or paid in relation thereto, shall be included in “Samsung Costs” and/or “Merck Costs,” as applicable, under and for the purpose of the Supply Price True-up Mechanism (and thereby shall be borne by the Parties as set forth in Schedule 1.54). For the avoidance of doubt, nothing contained in this Section 9.2 shall, or shall be construed to, limit in any way the scope of royalties, fees and expenses covered by subpart (G) of “Samsung Costs” or by subpart (C) of “Merck Costs” under and for the purpose of the Supply Price True-up Mechanism.

9.3

Newly Issued Third Party Patent. In the event that a Party becomes aware of the issuance of a Third Party patent (a “New Third Party Patent”) that is newly issued in a Region after the Effective Date and that, in the reasonable judgment of such Party’s legal counsel, may hinder or restrict the Development, Manufacture or Commercialization of any Product (the “Affected Product”) pursuant to this Agreement, such Party shall promptly notify the other Party in writing of the issuance of such New Third Party Patent (the “Patent Issuance Notification”). Upon receipt of the Patent Issuance Notification by such other Party, the Parties shall discuss in good faith their strategy regarding such New Third Party Patent. Notwithstanding anything to the contrary contained in this Agreement, if the Parties fail to agree upon a strategy regarding such New Third Party Patent within [* * *] months following the receipt of the Patent Issuance Notification by such other Party, then either Party shall have the right to terminate this Agreement with respect to the Affected Product in the Region in which such New Third Party Patent was issued, upon thirty (30) days’ prior written notice to the other Party. Such right of termination may be exercised by either Party at any time within thirty (30) days following the expiration of the above [* * *] month period (and not thereafter).

9.4

Sharing of Liabilities and Supply Price True-up Mechanism. For the avoidance of doubt, no Liabilities incurred or paid by either Party in respect of an Infringement Claim pursuant to Section 9.1 shall be reflected or taken into account in determining “Samsung Costs” or “Merck Costs” under and for the purpose of the Supply Price True-up Mechanism.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

ARTICLE 10 TERM AND TERMINATION

10.1

Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 10.2, 10.3, 10.4 or 10.5 or by mutual written agreement of the Parties, shall continue in full force and effect with respect to each Product in each Region for ten (10) years following the Launch of such Product in such Region or such longer period of time as may be mutually agreed by the Parties in writing. This Agreement shall expire in its entirety upon its expiration with respect to all of the Products in all Regions.

10.2

Termination by Merck on Product-by-Product and Region-by-Region Basis. Notwithstanding anything contained herein to the contrary, in the event that a particular Product fails to achieve all of the applicable Product Criteria in a particular Region (i.e., the USA (and its territories and possessions) or the European Union) by the Required M.A. Timing in USA for such Product or the Required M.A. Timing in EU for such Product, as applicable, Merck shall have the right, at its sole discretion, to terminate this Agreement with respect to such Product solely in such Region (and, at Merck’s sole discretion, also in the ROW Region); provided that Merck may exercise such right of termination at any time within thirty (30) days after the Required M.A. Timing in USA for such Product or the Required M.A. Timing in EU for such Product, as applicable; provided further that if Merck does not exercise such right of termination within the foregoing thirty (30) day period for any reason, (a) Merck shall be deemed to have waived its right of termination under this Section 10.2 based on or on account of such non-achievement and (b) all of the applicable Product Criteria for such Product shall be deemed to have been met and achieved in such Region (for all purposes of this Agreement, including Section 5.2) upon receipt of the first Marketing Authorization from the FDA for such Product or the first Marketing Authorization from the EMA for such Product, as applicable.

10.3	Termination for Cause.

10.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)

upon written notice by a Party if the other Party commits a material breach of its obligations hereunder by causes and reasons within its reasonable control and has not cured such breach within ninety (90) calendar days after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall begin from the time the dispute is finally resolved pursuant to Section 11.7; provided further that Samsung’s failure to supply or deliver any Product meeting the requirements set forth in Section 6.1 to Merck in accordance with the terms of this Agreement shall be deemed to constitute a material breach only if Samsung, by causes and reasons within its reasonable control, fails to deliver at least [* * *] of the quantity of such Product actually ordered by Merck pursuant to Sections 6.3 and 6.4 in each of any [* * *] consecutive Calendar Quarters and fails to deliver the applicable shortage to Merck within [* * *] months after the end of such two (2) Calendar Quarter period; or

(b)

upon written notice by a Party upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings in respect of the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate shall only become effective if such other Party consents to the involuntary bankruptcy, reorganization, liquidation or receivership or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

In the case of termination of this Agreement under Section 10.3.1(a), the terminating Party may terminate this Agreement in its entirety or, at the terminating Party’s sole discretion, if the material breach giving rise to its right of termination relates to a particular Product in a particular Region or in all Regions, only with respect to such Product in such Region or in all Regions (as the case may be).

10.3.2

Effect of Termination for Cause on License. If Samsung or Merck terminates this Agreement in its entirety or only with respect to a particular Product in a particular Region or in all Regions under Section 10.3.1(a) or 10.3.1(b), the Parties’ licenses granted under Article 3 shall terminate with immediate effect with respect to all of the Products in all Regions or only with respect to such particular Product in such particular Region or in all Regions, as the case may be, but without prejudice to any rights of the terminating Party to claim and recover from the other Party monetary damages suffered in connection with or arising out of such termination (or the underlying material breach that is the cause of such termination).

10.4

Termination Due to Infringement Claim or Newly Issued Third Party Patent. Merck shall have the right to terminate this Agreement with respect to a particular Product in a particular Region in accordance with the terms of Section 9.1, and each Party shall have the right to terminate this Agreement with respect to a particular Product in a particular Region in accordance with the terms of Section 9.3.

10.5

Termination by Merck Based on the Result of Annual True-up. Merck shall have the right to terminate this Agreement with respect to a particular Product in a particular Presentation on a Region-by-Region basis in accordance with the terms of Section (c) of Schedule 1.54.

10.6	Effect of Expiration or Termination; Survival.

10.6.1

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligations to pay the Supply Price and make Merck’s True-up Payment or Samsung’s True-up Payment (each as defined in Schedule 1.54) with respect to all Products supplied by Samsung to Merck prior to such expiration or termination.

10.6.2

Without limiting the generality of the foregoing sentences, in the event of termination of this Agreement pursuant to Section 10.2, 10.3, 10.4 or 10.5 (whether in its entirety or only with respect to a particular Product in a particular Region or in all Regions), those portions of the Binding Forecast for Primary-Packaged Presentations and the Binding Forecast for Secondary-Packaged Presentations that are outstanding as of the effective date of such termination, which are for the Product(s), Presentation(s) and Region(s) for which this Agreement has been so terminated (such portions of such outstanding Binding Forecasts referred to herein collectively as the “Remaining Binding Forecasts” and individually a “Remaining Binding Forecast”), shall be treated as follows:

(a)

In the event that this Agreement is terminated by Merck under Section 10.2 or 10.3, Merck shall have the right, but not the obligation, to take delivery of the Product(s) to be supplied pursuant to the Remaining Binding Forecasts (collectively, the “Post-Termination Delivery Products”), in whole or in part (at Merck’s election), in accordance with the terms of this Agreement, and Samsung shall perform its obligations relating to such Remaining Binding Forecasts and Post-Termination Delivery Products accordingly; provided that Merck shall be entitled to retain any Post-Termination Delivery Products of which Merck took delivery pursuant to this Section 10.6.2(a) and which have not been sold to a Third Party by [* * *] after the end of the last Calendar Quarter covered by the Remaining Binding Forecast for Primary-Packaged Presentations, without any accounting or payment obligations to Samsung other than the payment of the Supply Price for such Post-Termination Delivery Products (which Supply Price, and the Post-Termination Delivery Products for which such Supply Price is payable, shall be reflected and taken into account in determining “Merck Profit” and “Samsung Profit” for the purpose of calculating “Profit Differential” for the Final True-up Period under Schedule 1.54);

(b)

In the event that this Agreement is terminated by Merck under Section 10.5 (i.e., pursuant to Section (c) of Schedule 1.54), Samsung shall have the right, but not the obligation, to sell and deliver the Post-Termination Delivery Products, in whole or in part (at Samsung’s election), to Merck in accordance with the terms of this Agreement, and Merck shall perform its obligations relating to the Remaining Binding Forecasts and such Post-Termination Delivery Products accordingly; provided that Merck shall return to Samsung (as soon as reasonably practicable after the expiration of the three (3) month period referred to below) any Post-Termination Delivery Products of which Merck took delivery pursuant to this Section 10.6.2(b) and which have not been sold to a Third Party by three (3) months after the end of the last Calendar Quarter covered by the Remaining Binding Forecast for Primary-Packaged Presentations, and Samsung shall be entitled to retain such Post-Termination Delivery Products, as well as the Supply Price paid or payable therefor, without any accounting or payment obligations to Merck (except that such Supply Price, and the Post-Termination Delivery Products for which such Supply Price is payable, shall be reflected and taken into account in determining “Merck Profit” and “Samsung Profit” for the purpose of calculating “Profit Differential” for the Final True-up Period under Schedule 1.54);

(c)

In the event that this Agreement is terminated by Samsung under Section 10.3, Samsung shall have the right, but not the obligation, to sell and deliver the Post-Termination Delivery Products, in whole or in part (at Samsung’s election), to Merck in accordance with the terms of this Agreement, and Merck shall perform its obligations relating to the Remaining Binding Forecasts and such Post-Termination Delivery Products accordingly; provided that Merck shall return to Samsung (as soon as reasonably practicable after the expiration of the three (3) month period referred to below) any Post-Termination Delivery Products of which Merck took delivery pursuant to this Section 10.6.2(c) and which have not been sold to a Third Party by three (3) months after the end of the last Calendar Quarter covered by the Remaining Binding Forecast for Primary-Packaged Presentations, and Samsung shall be entitled to retain such Post-Termination Delivery Products, as well as the Supply Price paid or payable therefor, without

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

any accounting or payment obligations to Merck (it being understood and agreed that neither such Supply Price nor the Post-Termination Delivery Products for which such Supply Price is payable shall be reflected or taken into account in determining “Merck Profit” or “Samsung Profit” for the purpose of calculating “Profit Differential” for the Final True-up Period under Schedule 1.54);

(d)

In the event that Merck chooses (under Section 10.6.2(a) above), or is required (under Section 10.6.2(b) or 10.6.2(c) above), to receive delivery of any Post-Termination Delivery Products, Merck shall retain the right to Commercialize such Post-Termination Delivery Products and the obligation to take delivery of and pay for such Post-Termination Delivery Products in accordance with the terms of this Agreement as if, solely for the purpose of and with respect to such Post-Termination Delivery Products (and not for any other purposes), this Agreement had not been so terminated; provided, however, that for the purpose of the preceding sentence, immediately upon termination of this Agreement pursuant to Section 10.2, 10.3, 10.4 or 10.5, all of the licenses and Commercialization rights granted by Samsung to Merck under Article 3 shall become non-exclusive with respect to the Post-Termination Delivery Products; and

(e)

In the event that this Agreement is terminated by either Party under Section 10.4, (i) the Remaining Binding Forecasts shall be automatically cancelled, and (ii) the Operational Costs associated with all Post-Termination Delivery Products covered by the Remaining Binding Forecasts shall be: (A) borne by Merck and paid to Samsung within thirty (30) days following such termination if this Agreement is so terminated by Merck under Section 9.1 or 9.3 or (B) borne by Samsung if this Agreement is so terminated by Samsung under Section 9.3. For the avoidance of doubt, in the event of termination by either Party under Section 10.4, under and for the purpose of the Supply Price True-up Mechanism, (i) no Post-Termination Delivery Products covered by the Remaining Binding Forecasts so cancelled shall be included in determining “Supply Volume” and (ii) no Operational Costs paid by Merck to Samsung or borne by Samsung pursuant to this Section 10.6.2(e) shall be reflected or taken into account in determining “Samsung Costs” or “Merck Costs.”

10.6.3

In any event of termination of this Agreement (whether in its entirety or only with respect to a particular Product in a particular Region or in all Regions), the Parties shall, without prejudice to their respective rights and obligations expressly set forth in this Agreement, exercise Commercially Reasonable Efforts to mitigate any costs and expenses associated with such termination.

10.6.4

In the event of (a) expiration of this Agreement with respect to a particular Product in a particular Presentation in a particular Region or in all Regions under Section 10.1 or (b) termination of this Agreement with respect to a particular Product in a particular Presentation in a particular Region or in all Regions under Section 10.5: (i) subject to Section 10.6.2, the Parties’ licenses granted under Article 3 with respect to such Product in such Presentation shall terminate as of such expiration or termination date solely in such Region or in all Regions (as the case may be); (ii) each Party shall pay all amounts with respect to such Product in such Presentation and/or the Compound contained in such Product in such Presentation due and owing in such Region or in all Regions (as the case may be) as of such expiration or termination date in accordance with the terms of this

Agreement; and (iii) this Agreement shall remain in full force and effect with respect to all other Compounds, Products, Presentations and Regions for which this Agreement has not expired pursuant to Section 10.1 or has not terminated pursuant to Section 10.5 (as the case may be). In the event of termination of this Agreement with respect to a particular Product in a particular Region or in all Regions under Section 10.2, 10.3.1(a) or 10.4: (i) subject to Section 10.6.2, the Parties’ licenses granted under Article 3 with respect to such Product shall terminate as of such termination date solely in such Region or in all Regions (as the case may be); (ii) each Party shall pay all amounts with respect to such Product and/or the Compound contained in such Product due and owing in such Region or in all Regions (as the case may be) as of such termination date in accordance with the terms of this Agreement; and (iii) this Agreement shall remain in full force and effect with respect to all other Compounds, Products and Regions for which this Agreement has not terminated pursuant to Section 10.2, 10.3.1(a) or 10.4 (as the case may be). Following the expiration and/or termination of this Agreement with respect to a Product in all of its Presentations and in all Regions, such Product shall cease to be a Product for purposes of this Agreement (including Section 2.4). In the event that this Agreement has expired and/or terminated with respect to all of the Products in all Regions under this Article 10, this Agreement shall terminate in its entirety as of the expiration or termination date (as the case may be) with respect to the last Product in the last Region. Upon such termination of this Agreement in its entirety, subject to Section 10.6.2, the Parties’ licenses granted under Article 3 shall terminate with respect to all of the Products in all of their respective Presentations and in all Regions.

10.6.5

The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years thereafter. In addition, any other provisions that, by nature, are intended to survive the expiration or termination of this Agreement, including, without limitation, the provisions of Article 1, Article 8 (except Section 8.3), this Article 10, Article 11 (except Section 11.2) and Sections 2.3, 2.5.4, 2A.3.4, 3.3, 3.7 (last two sentences only), 5.2 (only to the extent related to milestone license fees that have been paid or have accrued or become payable prior to the expiration or termination of this Agreement), 5.3, 5.4, 6.3.6 (last sentence only), 6.4 (last sentence only), 6.5.3 (last sentence only), 6.9 (only to the extent related to inquiries, notifications or inspections made by any Regulatory Authority prior to the expiration or termination of this Agreement), 6.11 (last sentence only), 6.12 (last two sentences only), 6.13, 6.14 (only to the extent related to complaints received by either Party prior to the expiration or termination of this Agreement), 7.1 (second and fourth sentences only), 7.2 (except Section 7.2.3), 7.3, 7.4, 9.1, 9.2 (except the first sentence) and 9.4, shall survive any expiration or termination of this Agreement in accordance with their respective terms.

ARTICLE 11 MISCELLANEOUS

11.1

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, unavailability or failure of public utilities or common carriers, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party, provided that such act, event or condition was not the result of the fault or negligence of the affected Party and that such Party has been unable to overcome such act, event or condition with the exercise of due diligence (including the expenditure of reasonable sums). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all Commercially Reasonable Efforts necessary to cure such force majeure circumstances.

11.2	Assignment; Change of Control.

11.2.1

Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.

11.2.2

Merck may, without Samsung’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck (provided that Merck shall guarantee all monetary obligations of such assignee under or arising out of this Agreement, including, without limitation, any indemnification obligations of such assignee under Article 8) or in connection with a Change of Control. Samsung may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Samsung (provided that (i) if such assignee is an entity engaged primarily in contract-manufacturing of biopharmaceutical products, Samsung shall remain liable, on a joint and several basis with such assignee, for full performance of all of its obligations under this Agreement, and (ii) in all other cases, Samsung shall guarantee all monetary obligations of such assignee under or arising out of this Agreement, including, without limitation, any indemnification obligations of such assignee under Article 8) or in connection with a Change of Control. Each Party shall ensure that prior to any assignment permitted under this Section 11.2.2 the assignee agrees in writing, in form and substance reasonably satisfactory to the other Party, to perform and comply with all obligations of the assigning Party under, and to be bound by the terms and conditions of, this Agreement as if such assignee were a direct party (i.e., the assigning Party) hereto. Notwithstanding the foregoing, in the event that a Party (the “Change of Control Party”) undergoes a Competing Pharma Change of Control, this Agreement shall automatically be amended as follows, unless the other Party (the “Remaining Party”), at its sole discretion, agrees otherwise in writing:

(a)	The JSC shall be discontinued effective upon such Competing Pharma Change of Control; and

(b)

The Remaining Party shall have the right to require the Change of Control Party and the other party to such Competing Pharma Change of Control to adopt reasonable procedures to be agreed upon in writing with the Remaining Party to prevent the disclosure of the Remaining Party’s Information beyond the Change of Control Party’s personnel having access to and knowledge of the Remaining Party’s Information prior to the Competing Pharma Change of Control and to control the dissemination of the Remaining Party’s Information disclosed after the Competing Pharma Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know the Remaining Party’s Information in order for the Change of Control Party to exercise its rights and perform its obligations under this Agreement and to prohibit the use of the Remaining Party’s Information for competitive reasons against the Remaining Party and/or its Affiliates or Related Parties (as applicable) or any Compounds or Products, including, without limitation, the use of the Remaining Party’s Information for the development, manufacture or commercialization of any competing products.

11.2.3	Any attempted assignment not in accordance with this Section 11.2 shall be void.

11.3

Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates; provided that even if a Party performs its obligations under this Agreement through one or more of its Affiliates, such Party shall at all times remain liable for the full and complete performance of such obligations. In addition, in each case where an Affiliate of a Party has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, such Party shall cause and compel its Affiliate to perform such obligation and comply with the terms of this Agreement.

11.4

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby unless the absence of such invalidated, illegal or unenforceable provision(s) frustrates, or makes it commercially impractical to achieve, the purposes of this Agreement despite the replacement of such provision(s) with valid, legal and enforceable provision(s) pursuant to the last sentence of this Section 11.4. The Parties shall in such an instance replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement and the original intent of the Parties as expressed herein as closely as possible.

11.5

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified airmail or internationally-recognized express courier), sent by internationally-recognized express courier or sent by registered or certified airmail, postage prepaid, return receipt requested, addressed as follows:

if to Samsung, to:	Samsung Bioepis Co., Ltd. Chomdandaero 107 Yeonsu-gu, Incheon Republic of Korea (Postal Code: 406-840) Attention: Representative Director Facsimile No.: 82-32-455-6000

and:	Attention: Chief Financial Officer Facsimile No.: 82-32-455-6100

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889-0100 USA Attention: Chief Licensing Officer, WS2A-30 Facsimile No.: (908) 735-1214

and:	Attention: Office of Secretary, WS3A-65 Facsimile No.: (908) 735-1246

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given on the day on which such notice is delivered to the recipient Party (or if so delivered on a non-Business Day, then on the next Business Day).

11.6

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws or renvoi.

11.7	Dispute Resolution.

11.7.1

The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”) in effect as of the date of commencement of the arbitration proceeding, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

11.7.2

The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) calendar days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) calendar days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within such thirty (30) calendar day period, the third arbitrator shall be appointed by the ICC within ten (10) Business Days thereafter. The place of arbitration shall be London, England, and all proceedings and communications shall be in English.

11.7.3

Either Party may apply to the arbitrators for any interim injunctive or provisional relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or provisional relief necessary to protect the rights or property of that Party prior to the commencement of the arbitration or pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

11.7.4

Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations under the law governing this Agreement.

11.7.5

The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if the arbitrators determine that such payments are not due.

11.8

Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the Compounds and Products. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

11.9

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections and subsections hereof.

11.10

Independent Contractors. It is expressly agreed that Samsung and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Samsung nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.11

Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.12

Cumulative Remedies. Except as expressly provided in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable law.

11.13

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.14

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Schedule of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa.

11.15

Business Day Requirements. In the event that any notice or other action is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action shall be deemed to be required to be taken on the next occurring Business Day.

11.16

Further Actions. Each Party agrees to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.17

Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument, it being understood and agreed that the Parties need not sign the same counterpart. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SAMSUNG BIOEPIS CO., LTD.		MERCK SHARP & DOHME CORP.

BY:	/s/ Christopher Ko	BY:	/s/ Kenneth C. Frazier
NAME: Christopher Ko		NAME: Kenneth C. Frazier
TITLE: Representative Director		TITLE: Chairman, Chief Executive Officer & President

SCHEDULE 1.41

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SCHEDULE 1.51

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SCHEDULE 1.54

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APPENDIX I TO SCHEDULE 1.54

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SCHEDULE 1.56A

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SCHEDULE 1.56B

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